                                                                EXHIBIT 2.1




                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                       ALTERNATIVE LIVING SERVICES, INC.

                            TANGO MERGER CORPORATION

                                      AND

                           STERLING HOUSE CORPORATION




                           DATED AS OF JULY 30, 1997

                               TABLE OF CONTENTS

                                                                                                                     PAGE
ARTICLE I               THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

         1.1            The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.2            Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.3            Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.4            Effect of Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.5            Articles of Incorporation and Bylaws  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.6            Directors and Officers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

ARTICLE II              CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES  . . . . . . . . . . . . . . . . . . . . .   3

         2.1            Share Consideration; Conversion or Cancellation of Shares in the Merger . . . . . . . . . . .   3
         2.2            Payment for Shares in the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         2.3            Exchange Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         2.4            Fractional Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         2.5            Transfer of Shares After the Effective Time . . . . . . . . . . . . . . . . . . . . . . . . .   7
         2.6            Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

ARTICLE III             REPRESENTATIONS AND WARRANTIES OF TANGO AND MERGER SUB  . . . . . . . . . . . . . . . . . . .   7

         3.1            Corporate Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         3.2            Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         3.3            Options or Other Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         3.4            Authority Relative to this Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.5            Tango Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.6            No Violation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.7            Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.8            Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         3.9            Financial Statements and Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         3.10           Absence of Certain Changes or Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         3.11           Employee Benefit Plans and Employment Matters . . . . . . . . . . . . . . . . . . . . . . . .  14
         3.12           Labor Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         3.13           Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         3.14           Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         3.15           Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         3.16           Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         3.17           Related Party Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17






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
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         3.18           No Undisclosed Material Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         3.19           No Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         3.20           Title to Properties; Encumbrances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         3.21           Pooling of Interests  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         3.22           Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         3.23           Opinion of Financial Advisor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         3.24           Twister Stock Ownership . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

ARTICLE IV              REPRESENTATIONS AND WARRANTIES OF TWISTER . . . . . . . . . . . . . . . . . . . . . . . . . .  19

         4.1            Corporate Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         4.2            Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         4.3            Options or Other Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         4.4            Authority Relative to this Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         4.5            No Violation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         4.6            Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         4.7            Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         4.8            Financial Statements and Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         4.9            Absence of Certain Changes or Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         4.10           Employee Benefit Plans and Employment Matters . . . . . . . . . . . . . . . . . . . . . . . .  25
         4.11           Labor Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         4.12           Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         4.13           Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         4.14           Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         4.15           Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         4.16           Related Party Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         4.17           No Undisclosed Material Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         4.18           No Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         4.19           Title to Properties; Encumbrances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         4.20           Pooling of Interests  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         4.21           Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         4.22           Opinion of Financial Advisor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         4.23           Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

ARTICLE V               COVENANTS AND AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

         5.1            Joint Proxy Statement/Prospectus; Registration Statement; Stockholders' Meeting . . . . . . .  30
         5.2            Conduct of the Business of Twister Prior to the Effective Time  . . . . . . . . . . . . . . .  33
         5.3            Conduct of the Business of Tango Prior to the Effective Time  . . . . . . . . . . . . . . . .  35
         5.4            Access to Properties and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         5.5            No Solicitation of Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38






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         5.6            Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         5.7            Treatment of Options  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         5.8            Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         5.9            Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         5.10           Reasonable Best Efforts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         5.11           Certification of Stockholder Vote . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         5.12           Affiliate Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         5.13           Listing Application . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         5.14           Supplemental Disclosure Schedules . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         5.15           No Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         5.16           Conduct of Business of Merger Sub . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         5.17           Corporate Governance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         5.18           Cross Option Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         5.19           Plan of Reorganization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         5.20           Compliance by Merger Sub  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         5.21           Change Corporate Name . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

ARTICLE VI              CONDITIONS PRECEDENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

         6.1            Conditions to Each Party's Obligation to Effect the Merger  . . . . . . . . . . . . . . . . .  47
         6.2            Additional Conditions to the Obligations of Twister . . . . . . . . . . . . . . . . . . . . .  49
         6.3            Conditions to the Obligations of Tango and Merger Sub to Effect the Merger  . . . . . . . . .  50

ARTICLE VII             TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52

         7.1            Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         7.2            Effects of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54

ARTICLE VIII            MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55

         8.1            Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         8.2            Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         8.3            Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         8.4            Expenses and Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         8.5            Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         8.6            Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         8.7            Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         8.8            Certain Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         8.9            Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         8.10           Assignment; Parties in Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         8.11           Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58






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         8.12           Invalidity; Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         8.13           Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59

                                                         EXHIBITS

Exhibit A               Articles of Incorporation and Bylaws of Surviving Corporation
Exhibit B               Confidentiality Agreement
Exhibit C-1             Form of Twister Affiliate Agreement
Exhibit C-2             Form of Tango Affiliate Agreement
Exhibit C-3             Executive Employment Agreement
Exhibit C-4             Other Executive Employment Agreements
Exhibit C-5             Tango Bylaws Amendments
Exhibit D               Form of Cross Option Agreement



                                                        SCHEDULES

Schedule 1.6(a)         Directors of Surviving Corporation
Schedule 1.6(b)         Officers of Surviving Corporation
Schedule 5.17(d)        Other Executives
Schedule 5.17(g)        Stay Plan

                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER ("Agreement") dated as of July 30, 1997 among ALTERNATIVE LIVING SERVICES, INC., a Delaware corporation (referred to herein as "Tango"), TANGO MERGER CORPORATION, a Kansas corporation and a wholly owned subsidiary of Tango (referred to herein as "Merger Sub"), and STERLING HOUSE CORPORATION, a Kansas corporation (referred to herein as "Twister").

         WHEREAS, the Boards of Directors of Tango, Merger Sub and Twister have approved, and deem advisable, consistent with their respective long-term business strategies and in the best interests of their respective stockholders, to consummate the merger of Merger Sub with and into Twister (the "Merger") upon the terms and conditions set forth herein and in accordance with the Kansas General Corporation Code (the "KGCC") (Twister, following the effectiveness of the Merger, being hereinafter sometimes referred to as the "Surviving Corporation");

         WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition of Tango's and Twister's willingness to enter into this Agreement, Tango and Twister are entering into a Stock Option Agreement dated the date hereof and attached as Exhibit D hereto (the "Cross Option Agreement") pursuant to which (A) Tango is granting to Twister an option to purchase shares of the common stock, par value $0.01 per share, of Tango (the "Tango Common Stock") and (B) Twister is granting to Tango an option to purchase shares of the common stock, no par value per share, of Twister (the "Twister Common Stock");

         WHEREAS, Tango and Twister desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

         WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

         WHEREAS, for accounting purposes it is intended that the Merger shall be accounted for as a "pooling of interests" pursuant to Opinion No. 16 of the Accounting Principles Board.

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, and in order to set forth the terms and conditions of the Merger and the method of carrying the same into effect, the parties hereby agree as follows:

                                   ARTICLE I
                                   THE MERGER

         1.1 The Merger. Upon the terms and subject to the conditions hereinafter set forth, and in accordance with KGCC, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into Twister. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and Twister, as the Surviving Corporation, shall continue to exist under and be governed by the KGCC. The name of the Surviving Corporation shall be Sterling House Corporation.

         1.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at the offices of Tango at 450 N. Sunnyslope Road, Suite 300, Brookfield, Wisconsin 53005 as promptly as practicable after satisfaction or waiver, if permissible, of the conditions set forth in Article VI, or at such other location, time or date as may be agreed to in writing by the parties hereto. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

         1.3 Effective Time. If all the conditions to the Merger set forth in Article VI shall have been satisfied or if permissible, waived in accordance herewith and this Agreement shall not have been terminated as provided in
Article VII, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger meeting the requirements of the KGCC ("Certificate of Merger") with the Secretary of State of Kansas in such form as required by, and executed in accordance with such requirements of, the KGCC on the Closing Date. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Kansas in accordance with the KGCC or at such other time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

         1.4 Effect of Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the KGCC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, the separate existence of Merger Sub will cease and the Surviving Corporation shall succeed, without other transfer, to all the rights, privileges, powers, franchises and property of Merger Sub and shall be subject to all the debts, duties and liabilities of Merger Sub in the same manner as if the Surviving Corporation had itself incurred them.

         1.5 Articles of Incorporation and Bylaws. At the Effective Time, the Articles of Incorporation and the Bylaws attached as Exhibit A shall be the Articles of Incorporation and Bylaws of the Surviving Corporation.

         1.6 Directors and Officers. The persons set forth on Schedule 1.6(a) hereto shall, after the Effective Time, serve as the directors of the Surviving Corporation, to serve until their successors have been duly elected and qualified in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation. The persons set forth on Schedule 1.6(b) hereto shall, after the Effective Time, serve as the officers of the Surviving Corporation at the pleasure of the Board of Directors of the Surviving Corporation in the office(s) set forth on said Schedule 1.6(b). The directors of Tango as of the Effective Time shall be as specified in Section 5.17.


                                   ARTICLE II
               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

         2.1 Share Consideration; Conversion or Cancellation of Shares in the Merger. Subject to the provisions of this Article II, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Twister or the holders of any of the following securities:

                 (a) Each share of Twister Common Stock (together with the right to purchase one one-hundredth (l/100th) of a share of the Twister Series A Junior Participating Preferred Stock (the "Rights")) issued and outstanding immediately prior to the Effective Time (other than shares of Twister Common Stock that are owned by Twister as treasury stock (the "Treasury Shares") and shares of Twister Common Stock owned by Tango) shall be automatically converted into the right to receive 1.1 share (the "Exchange Ratio") of Tango Common Stock.
         If, prior to the Effective Time, Tango or Twister should split or combine their respective Common Stock, or pay a stock dividend or other stock distribution in their respective Common Stock, or otherwise change their respective Common Stock into any other securities, or make any other dividend or distribution on their respective Common Stock, then the Exchange Ratio will be appropriately adjusted to reflect such split, combination, dividend or other distribution or change. The Exchange Ratio shall be rounded, in each case, to the nearest ten-thousandth of a share.

                 (b) All of the shares of the Twister Common Stock (together with Rights) to be converted into Tango Common Stock pursuant to Section 2.1(a) (the "Twister Shares") shall cease to be outstanding, shall be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall thereafter represent the right to receive for each of the shares, upon the surrender of such certificate in accordance with Section 2.2(b), the amount of the Tango Common Stock specified above (the "Share Consideration") and cash in lieu of fractional Tango Common Stock as contemplated by Section 2.4. The holders of such certificates previously evidencing such shares of Twister Common Stock immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Twister Common Stock except as otherwise provided herein or by law.

                 (c) The issued and outstanding shares of the common stock, $.01 par value, of Merger Sub (the "Merger Sub Common Stock") shall be converted into one hundred (100) shares of fully paid and nonassessable shares of common stock, $.01 par value, of the Surviving Corporation ("Surviving Corporation Common Stock").

                 (d) All shares of Twister Common Stock which are owned as Treasury Shares and each share of Twister Common Stock owned by Tango or any direct or indirect wholly owned subsidiary of Tango or of Twister immediately prior to the Effective Time shall be cancelled and retired and cease to exist, without any conversion thereof or payment with respect thereto.

                 (e) Each outstanding option to purchase Twister Common Stock (each a, "Twister Stock Option") and each outstanding 6.75% Convertible Subordinated Debenture due 2006 of Twister (the "Twister Debentures") shall be assumed by Tango in the manner provided in
         Section 5.7.

         2.2     Payment for Shares in the Merger.

                 (a) At the Effective Time, Tango shall deposit, or shall cause to be deposited, with a bank or trust company selected by Tango and reasonably acceptable to Twister as exchange agent for the Twister Shares in accordance with this Article II (the "Exchange Agent"), for the benefit of those persons who immediately prior to the Effective Time were the holders of Twister Shares, a sufficient number of certificates representing shares of Tango Common Stock required to effect the delivery of the aggregate Share Consideration required to be issued pursuant to Section 2.1 (the certificates representing Tango Common Stock comprising such aggregate Share Consideration, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions from Tango, deliver the shares of Tango Common Stock contemplated to be issued pursuant to Section 2.1 and effect the sales provided for in Section 2.4 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

                 (b) As soon as reasonably practicable after the Effective Time, Tango shall cause the Exchange Agent to send to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of Twister Common Stock (the "Certificates"), (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Tango may reasonably specify) and (B) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing the Share Consideration and cash in lieu of fractional shares, if any. Upon the surrender for exchange of a Certificate, together with such letter of transmittal duly completed and properly executed in accordance with instructions thereto and such other customary documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (X) certificates evidencing the Share Consideration to which such holder is entitled hereunder,
(Y) cash in lieu of fractional shares of Tango Common Stock to which such holder is entitled pursuant to Section 2.4 herein and (Z) any dividends or other distribution to which such holder is entitled pursuant to Section 2.2(c) herein (the Share Consideration, the dividends, distributions and cash described in clauses (X), (Y) and (Z) being collectively referred to as the "Merger Consideration"), and the surrendered Certificate shall forthwith be cancelled. Until so surrendered and exchanged, the Certificates shall represent solely the right to receive the Merger Consideration, subject to any required withholding of taxes. If Share Consideration for any Twister Shares is to be issued to a person other than the person in whose name the Certificates for such shares surrendered are registered, it shall be a condition of the exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the delivery of such Share Consideration to a person other than the registered owner of the Certificates surrendered or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Unless prohibited by law, former stockholders of record of Twister shall be entitled to vote, after the Effective Time, at any meeting of Tango stockholders, the number of whole shares of Tango Common Stock into which their respective Twister Shares are converted, regardless of whether such holders have exchanged their Certificates in accordance with this Section 2.2.

                 (c) No dividends or other distributions with respect to Tango Common Stock with a record date after the Effective Time shall be paid to the holders of any unsurrendered Certificate with respect to the shares of Tango Common Stock represented thereby, and no other part of the Merger Consideration shall be paid to any such holder, until the surrender of such Certificate in accordance with this Section 2.2. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid by Tango or the Exchange Agent to the holder of the certificates evidencing whole shares of Tango Common Stock issued in exchange therefor, in addition to the Share Consideration to be issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Tango Common Stock to which such holder is entitled pursuant to Section 2.4 and the amount of dividends or other distributions, with a record date after the Effective Time theretofore paid with respect to such Share Consideration, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender, payable with respect to such Share Consideration.

                 (d) In the event any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Tango, the posting by such person of a bond in such amount, form and with such surety as Tango may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the number of shares of the Tango Common Stock and cash in lieu of fractional shares deliverable (and unpaid dividends and distributions) in respect thereof pursuant to this Agreement.

                 (e) Tango, as the sole stockholder of Merger Sub, shall, upon surrender to the Surviving Corporation of certificates representing the Merger Sub Common Stock, receive a certificate representing the number of shares of the Surviving Corporation Common Stock into which such Merger Sub Common Stock shall have been converted pursuant to Section 2.1.

                 (f) Certificates surrendered for exchange by any person constituting a Pooling Affiliate of Twister (as defined in Section 5.13) shall not be exchanged for certificates representing Tango Common Stock until Tango has received a written agreement from such person as provided in Section 5.13.

         2.3 Exchange Agent. Tango shall cause the Exchange Agent to agree, among other things, that (i) the Exchange Agent shall maintain the Exchange Fund as a separate fund to be held for the benefit of the holders of the Twister Shares, which shall be promptly applied by the Exchange Agent to making the payments provided for in Section 2.2, (ii) any portion of the Exchange Fund that has not been paid to holders of the Twister Shares pursuant to Section 2.2 prior to that date which is one year from the Effective Time shall be delivered to Tango, and any holders of Twister Shares who shall not have theretofore complied with Section 2.2 shall thereafter look only to Tango for the Merger Consideration; (iii) the Exchange Fund shall not be used for any purpose that is not provided for herein, and (iv) all expenses of the Exchange Agent shall be paid directly by Tango. Promptly following the date which is one year from the Effective Time, the Exchange Agent shall return to Tango all cash, securities and any other instruments in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of Certificates may surrender such Certificates to Tango and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration payable with respect thereto, without interest, but shall have no greater rights against Tango than may be accorded to general creditors of Tango under the Delaware General Corporation Law (the "DGCL"). The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Tango Common Stock held by it from time to time hereunder. Neither Tango nor the Surviving Corporation shall be liable to any holder of shares of Twister Common Stock for any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         2.4     Fractional Shares.

                 (a) No certificates or scrip evidencing fractional shares of Tango Common Stock shall be issued in the Merger. In lieu of any such fractional shares, each holder of Twister Shares who would otherwise have been entitled to a fractional share of Tango Common Stock upon surrender of Certificates for exchange pursuant to this Article II will be paid an amount in cash (without interest), rounded to the nearest cent, equal to such holder's proportionate interest in the Fractional Securities Fund (as defined below).
As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (i) the number of full shares of the Tango Common Stock delivered to the Exchange Agent by Tango pursuant to Section 2.2(b) over
(ii) the aggregate number of full shares of the Tango Common Stock to be distributed to holders of Twister Shares pursuant to Section 2.2(b) (such excess being herein called the "Excess Shares"), and the Exchange Agent, as agent for the holders of Twister Shares, shall sell the Excess Shares at then prevailing prices on the American Stock Exchange ("AMEX"), all in the manner provided in this Section 2.4(a). The sale of the Excess Shares by the Exchange Agent shall be executed on the AMEX through one or more member firms of the AMEX and shall be executed in round lots to the extent practicable. Tango shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of Excess Shares. Until the net proceeds of such sale or sales have been distributed to the holders of Twister Shares, the Exchange Agent will hold such proceeds in trust for such holders of Twister Shares (the "Fractional Securities Fund").

                 (b) In lieu of establishing the Fractional Securities Fund pursuant to Section 2.4(a), the Exchange Agent may, at the direction of Tango and Twister prior to the Effective Time, pay any cash amounts due the former stockholders of Twister directly from cash made available to the Exchange Agent by Tango for such purpose, in which event, each holder of Twister Shares who would otherwise have been entitled to receive a fraction of a share of Tango Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu of thereof, cash (without interest) in an amount equal to such fractional part of a share of Tango Common Stock multiplied by the closing price of a share of Tango Common Stock on the business day immediately preceding the Closing Date as reported on the AMEX as reported by The Wall Street Journal.

                 (c) As soon as practicable after the determination of the amount of cash to be paid to holders of Twister Shares in lieu of any fractional interests, the Exchange Agent shall make available in accordance with this Agreement such amounts to such holders.

         2.5 Transfer of Shares After the Effective Time. No transfers of Twister Shares shall be made on the stock transfer books of Twister after the Effective Time.

         2.6 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, the title to any property or right of Twister or Merger Sub acquired or to be acquired by reason of, or as a result of, the Merger, or
(b) otherwise to carry out the purposes of this Agreement, Twister and Merger Sub agree that the Surviving Corporation and its proper officers and directors shall and will execute and deliver all such deeds, assignments and assurances in law and do all acts necessary, desirable or proper to vest, perfect or confirm title to such property or right in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and that the proper officers and directors of the Surviving Corporation are fully authorized in the name of Twister and Merger Sub or otherwise to take any and all such action.

                                  ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF TANGO AND MERGER SUB

         Tango and Merger Sub, jointly and severally, represent and warrant to Twister that, except as set forth in the Disclosure Schedule delivered prior hereto (the "Tango Disclosure Schedule"), which shall identify exceptions by specific Section references:

         3.1 Corporate Organization. Each of Tango, Merger Sub and Tango's Subsidiaries (the "Tango Subsidiaries") has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so qualified or licensed, individually or in the aggregate, would not have a Material Adverse Effect on Tango. The term "Material Adverse Effect on Tango" as used in this Agreement shall mean any change or effect that, individually or when taken together with all such other changes or effects, would be materially adverse to the financial condition, results of operations, properties or business of Tango and the Tango Subsidiaries taken as a whole at the time of such change or effect. True and complete copies of the Amended and Restated Certificate of Incorporation ("Tango Restated Certificate of Incorporation") and the Bylaws of Tango (the "Tango Bylaws") have heretofore been delivered to Twister, and such Amended and Restated Certificate of Incorporation and Bylaws are in full force and effect. True and complete copies of the Articles of Incorporation and Bylaws of Merger Sub have heretofore been delivered to Twister, and such Articles of Incorporation and Bylaws are in full force and effect. Section 3.1 of the Tango Disclosure Schedule contains a complete and accurate list of all of the Tango Subsidiaries and Section 3.1 of the Tango Disclosure Schedule sets forth Tango's percentage ownership in each such Subsidiary. Neither Tango nor any Tango Subsidiary is in violation of any provision of its articles or certificate of incorporation or bylaws (each as may have been amended or restated) or other organizational documents, as the case may be. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or affiliate, any liabilities or obligations or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

         3.2 Capitalization. As of the date of this Agreement, the authorized capital stock of Tango consists of (i) 30,000,000 shares of Tango Common Stock and (ii) 5,000,000 shares of preferred stock, $.01 par value ("Tango Preferred Stock"). As of the date of this Agreement, (i) 12,996,498 shares of Tango Common Stock are issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, the Tango Restated Certificate of Incorporation or the Tango Bylaws or any agreement to which Tango is a party or by which Tango is bound and (ii) 11,639 shares of Tango Common Stock were held in the treasury of Tango. As of the date hereof, no shares of Tango Preferred Stock are issued and outstanding. As of the date of this Agreement, 799,695 shares of Tango Common Stock are reserved for future issuance pursuant to employee stock options granted pursuant to Tango's Amended and Restated 1995 Incentive Plan (the "1995 Plan") and certain other option arrangements (any stock option so issued being a "stock option"). In addition to the foregoing, 2,469,136 shares of Tango Common Stock are reserved for issuance upon conversion of Tango's $50,000,000 principal amount of aggregate outstanding 7.0% Convertible Subordinated Debentures Due 2004. As of the date of this Agreement, the authorized capital of Merger Sub consists of 1,000 shares of common stock, $.01 par value per share, of which 100 shares are issued and outstanding and were duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Merger Sub's Articles of Incorporation or Bylaws or any agreement to which Merger Sub is a party or by which Merger Sub is bound. Tango has heretofore delivered to Twister a correct and complete copy of the 1995 Plan and a schedule identifying all outstanding stock options issued, including those issued under the 1995 Plan. The schedule of outstanding options sets forth for each stock option holder (i) such holder's name, (ii) the date of grant of stock options to such holder, (iii) the number of shares of Tango Common Stock into which each such grant is exercisable, (iv) the exercise price per share of Tango Common Stock with respect to each such grant, and (v) the periods during which such stock options or portions thereof are exercisable by such holder. Except as set forth in this Section 3.2 or in
Section 3.2 of the Tango Disclosure Schedule, there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which Tango or any Tango Subsidiary is a party relating to the issued or unissued capital stock of, or other equity interests in, Tango or any Tango Subsidiary or obligating Tango or any Tango Subsidiary to grant, issue or sell any shares of capital stock of, or other equity interests in, Tango or any Tango Subsidiary, by sale, lease, license or otherwise. All shares of Tango Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and will not have been issued in violation of or subject to any preemptive rights created by statute, the Tango Restated Certificate of Incorporation or Tango Bylaws or any agreement to which Tango is a party or by which Tango is bound. Except as set forth in this Section 3.2 or in the Tango Current Reports (hereinafter defined), there are no outstanding contractual obligations, contingent or otherwise, of Tango or any Tango Subsidiary to (x) repurchase, redeem or otherwise acquire any shares of Tango Common Stock or any capital stock of, or other equity interests in, any Tango Subsidiary, or (y) except for guarantees of obligations of, or loans or capital contribution commitments to, Tango Subsidiaries entered into in the ordinary course of business, provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Tango Subsidiary or any other person. Each outstanding share of capital stock of, or other equity interests in, each Tango Subsidiary is duly authorized, validly issued, fully paid and nonassessable and, except as set forth in Section 3.2 of the Tango Disclosure Schedule, each such share or other equity interest owned by Tango or another Tango Subsidiary is owned free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Tango's or such other Tango Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

         3.3 Options or Other Rights. Except as disclosed in Section 3.2 or in the Tango SEC Filings (hereinafter defined), there is no outstanding right, subscription, warrant, call, unsatisfied preemptive right, option or other agreement or arrangement of any kind to purchase or otherwise to receive from Tango or any Tango Subsidiary any of the outstanding authorized but unissued, unauthorized or treasury shares of the capital stock or any other security of Tango or any Tango Subsidiary, and there is no outstanding security of any kind convertible into or exchangeable for such capital stock. Except as set forth in Section 3.3 of the Tango Disclosure Schedule, there are no agreements or understandings among Tango or any Tango Subsidiary on the one hand and any other person on the other hand concerning the registration of any security of Tango or a Tango Subsidiary under the Securities Act. Except as set forth on Section 3.3 of the Tango Disclosure Schedule, no options granted under the 1995 Plan have provisions which accelerate the vesting or right to exercise such options upon the occurrence of certain events, including, but not limited to, the consummation of the Merger.

         3.4     Authority Relative to this Agreement.

                 (a) Tango has all requisite corporate power and authority to execute and deliver this Agreement and the Cross Option Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby to by consummated be Tango. The execution and delivery of this Agreement and the Cross Option Agreement by Tango and the consummation of the transactions contemplated on its part hereby and thereby have been duly authorized by all necessary corporate action, and, other than the approval of Tango's stockholders as provided in Section 5.1 hereof, no other corporate proceedings on the part of Tango are necessary to authorize the execution and delivery of this Agreement and the Cross Option Agreement by Tango or the consummation of the transactions contemplated on its part hereby and thereby. This Agreement and the Cross Option Agreement have been duly executed and delivered by Tango and, assuming the due authorization, execution and delivery hereof and thereof by Twister, constitute the legal, valid and binding obligations of Tango, enforceable against Tango in accordance with their respective terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equity principles.

                 (b) Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby to be consummated by it. The execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery thereof by Twister, constitutes a legal, valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equity principles.

         3.5 Tango Common Stock. The shares of Tango Common Stock to be issued in connection with the Merger have been duly authorized and, when issued as contemplated hereby at the Effective Time, will be validly issued, fully paid and non-assessable, and not subject to any preemptive rights created by statute, Tango's Amended and Restated Certificate of Incorporation or Bylaws or any agreement to which Tango is a party or by which Tango is bound and will be registered under the Securities Act of 1933, as amended (the "Securities Act") and registered or exempt from registration under applicable Blue Sky Laws and listed on the AMEX.

         3.6 No Violation. The execution and delivery of this Agreement by each of Tango and Merger Sub and of the Cross Option Agreement by Tango do not, the performance by Tango and Merger Sub of their respective obligations hereunder and by Tango of its obligations under the Cross Option Agreement will not, and the consummation by Tango and Merger Sub of the transactions contemplated hereby to be performed by each of them and by Tango of the transactions contemplated by the Cross Option Agreement to by performed by Tango will not (i) violate or conflict with any provision of any Federal, state, foreign or local law, statute, ordinance, rule, regulation, order, judgment or decree (collectively, "Laws") in effect on the date of this Agreement and applicable to Tango or any Tango Subsidiary or by which any of their respective properties or assets is bound or subject, (ii) require Tango or any Tango Subsidiary to obtain any consent, waiver, approval, license or authorization or permit of, or make any filing with, or notification to, any governmental or regulatory authority, domestic or foreign ("Governmental Entities"), based on laws, rules, regulations and other requirements of Governmental Entities in effect as of the date of this Agreement (other than (a) the filing of a pre-merger notification report under The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") and the expiration of the applicable waiting period, (b) filings or authorizations required in connection with or in compliance with the provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act, the KGCC, the Bylaws of the AMEX or the "takeover" or "blue sky" laws of various states and (c) any other filings and approvals expressly contemplated by this Agreement), (iii) require the consent, waiver, approval, license or authorization of any person (other than Governmental Entities) other than as listed on Section 3.6 of the Tango Disclosure Schedule, (iv) violate, conflict with, or result in a breach of or the acceleration of any obligation under, or constitute a default (or an event which with notice or the lapse of time or both would become a default) under, or give to others any right of, or result in any, termination, amendment, acceleration or cancellation of, or loss of any benefit or creation of a right of first refusal, or require any payment under, or result in the creation of a lien or other encumbrance on any of the properties or assets of Tango or any Tango Subsidiary pursuant to or under any provision of any indenture, mortgage, note, bond, lien, lease, license, agreement, franchise, contract, order, judgment, ordinance, Tango Permit (as defined below) or other instrument or obligation to which Tango or any Tango Subsidiary is a party or by which Tango or any Tango Subsidiary or any of their respective properties is bound or subject to, or (v) conflict with or violate the Certificate of Incorporation or Bylaws, or the equivalent organizational documents, in each case as amended or restated, of Tango or any of the Tango Subsidiaries, except for any such conflicts or violations described in clause
(i) or breaches, defaults, events, rights of termination, amendment, acceleration or cancellation, payment obligations or liens or encumbrances described in clause (iv) that would not have a Material Adverse Effect on Tango and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, either individually or in the aggregate, prevent Tango or Merger Sub from performing any of their respective obligations under this Agreement or prevent Tango from performing any of its obligations under the Cross Option Agreement and would not have a Material Adverse Effect on Tango. Neither Tango nor any of its affiliates or associates (as each such term is defined in Section 17-1297 of the KGCC) is, prior to the date hereof, an "interested shareholder" (as such term is defined in Section 17-12,100 of the KGCC) of Twister.

         3.7     Compliance with Laws.

                 (a) As of the date of this Agreement, each of Tango and the Tango Subsidiaries holds all licenses, franchises, grants, permits, easements, variances, exemptions, consents, certificates, identification numbers, approvals, orders and other authorizations (collectively, "Tango Permits") necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, are certified as providers under all applicable Medicare and Medicaid programs to the extent required to be so certified, and are in compliance with all Tango Permits and all Laws governing their respective businesses, including, without limitation, the requirements, guidelines, rules and regulations of Medicare, Medicaid, state approved Medicaid waiver programs and other third-party reimbursement programs, except where the failure to hold such Tango Permits or to so comply, individually or in the aggregate, would not have a Material Adverse Effect on Tango.

                 (b) To Tango's knowledge, all health care personnel employed by Tango or any Tango Subsidiary are properly licensed to the extent required to perform the duties of their employment in each jurisdiction where such duties are performed, except where the failure to be so licensed, individually or in the aggregate, would not have a Material Adverse Effect on Tango.

                 (c) Except as set forth in Section 3.7 of the Tango Disclosure Schedule, no action or proceeding is pending or, to Tango's knowledge, threatened that may result in the suspension, revocation or termination of any Tango Permit, the issuance of any cease-and-desist order, or the imposition of any administrative or judicial sanction, and neither Tango nor any Tango Subsidiary has received any notice from any governmental authority in respect of the suspension, revocation or termination of any Tango Permit, or any notice of any intention to conduct any investigation or institute any proceeding, in any such case where such suspension, revocation, termination, order, sanction, investigation or proceeding would result, individually or in the aggregate, in a Material Adverse Effect on Tango.

                 (d) Neither Tango nor any Tango Subsidiary has received notice that Medicare, Medicaid, state approved Medicaid waiver programs or any other third-party reimbursement program has any claims for disallowance of costs against any of them which could result in offsets against future reimbursement or recovery of prior payments, which offsets or recoveries, individually or in the aggregate, would have a Material Adverse Effect on Tango.

         3.8 Litigation. As of the date of this Agreement, except as may be disclosed in the Tango 10-K (as defined below), reports filed on Forms 10-Q or 8-K or proxy statements filed on Schedule 14A for periods subsequent to the period covered by such Tango 10-K, in each case filed prior to the date hereof (such reports and filings, collectively, the "Tango Current Reports"), there is no claim, litigation, suit, arbitration, mediation, action, proceeding, unfair labor practice complaint or grievance pending or, to Tango's knowledge, investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to Tango's knowledge, threatened in writing against Tango or any Tango Subsidiary or with respect to any property or asset of any of them, except for claims, litigations, suits, arbitrations, mediations, actions, proceedings, complaints, grievances or investigations which, individually or in the aggregate, would not have a Material Adverse Effect on Tango. Neither Tango nor any Tango Subsidiary nor any property or asset of any of them is subject to any continuing order, judgment, settlement agreement, injunction, consent decree or other similar written agreement with or, to Tango's knowledge, continuing investigation by, any Governmental Entity, or any judgment, order, writ, injunction, consent decree or award of any Governmental Entity or arbitrator, including, without limitation, cease-and-desist or other orders, except for such matters which would not reasonably be expected to have a Material Adverse Effect on Tango.

         3.9 Financial Statements and Reports. Tango has made available to Twister true and complete copies of (a) its Annual Report on Form 10-K for the year ended December 31, 1996 (the "Tango 10-K") as filed with the Securities and Exchange Commission (the "Commission"), (b) all registration statements filed by Tango and declared effective under the Securities Act (other than registration statements on Form S-8), and (c) all other reports, statements and registration statements (including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K but excluding preliminary material and reports pursuant to Sections 13(d) or 13(g) of the Exchange Act) filed by it with the Commission. The reports, statements and registration statements referred to in the immediately preceding sentence (including, without limitation, any financial statements or schedules or other information, included or incorporated by reference therein) are referred to in this Agreement as the "Tango SEC Filings." As of the respective times such documents were filed or, as applicable, were effective, the Tango SEC Filings complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, except for such noncompliance which, individually or in the aggregate, would not have a Material Adverse Effect on Tango, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Tango included in the Tango SEC Filings comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles (as in effect from time to time) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto or, in the case of the unaudited interim financial statements, as permitted by Form 10-Q of the Commission) and present fairly the consolidated financial position, consolidated results of operations and consolidated cash flows of Tango and the Tango Subsidiaries as of the dates and for the periods indicated, except (i) in the case of unaudited interim consolidated financial statements, to normal recurring year-end adjustments and any other adjustments described therein and
(ii) any pro forma financial information contained therein is not necessarily indicative of the consolidated financial position of Tango and the Tango Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated. No Tango Subsidiary is required to file any form, report or other document with the Commission.

         3.10 Absence of Certain Changes or Events. Other than as disclosed in the Tango Current Reports or otherwise disclosed in this Agreement, since December 31, 1996 and through the date hereof, the business of Tango and of each of the Tango Subsidiaries has been conducted in the ordinary course, and there has not been (i) any Material Adverse Effect on Tango; (ii) any material indebtedness incurred by Tango or any Tango Subsidiary for money borrowed, except under credit facilities disclosed in the Tango Current Reports, if any;
(iii) any material transaction or commitment, except in the ordinary course of business or as contemplated by this Agreement, entered into by Tango or any of the Tango Subsidiaries; (iv) any damage, destruction or loss, whether covered by insurance or not, which, individually or in the aggregate, would have a Material Adverse Effect on Tango; (v) any material change by Tango in accounting principles or methods except insofar as may be required by a change in generally accepted accounting principles; (vi) any declaration, setting aside or payment of any dividend (whether in cash, securities or property) with respect to the Tango Common Stock; or (vii) any material agreement to acquire any assets or stock or other interests of any third-party; (viii) any increase in the compensation payable or to become payable by Tango or any Tango Subsidiary to any employees, officers, directors, or consultants or in any bonus, insurance, welfare, pension or other employee benefit plan, payment or arrangement made to, for or with any such employee, officer, director or consultant (other than as provided in employment agreements, consulting agreements and welfare and benefit plans set forth on the Tango Disclosure Schedule, and except for increases consistent with past practice); (ix) any material revaluation by Tango or any Tango Subsidiary of any asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable); (x) any mortgage or pledge of any of the assets or properties of Tango or any Tango Subsidiary or the subjection of any of the assets or properties of Tango or any Tango Subsidiary to any material liens, charges, encumbrances, imperfections of title, security interest, options or rights or claims of others with respect thereto other than in the ordinary course consistent with past practice; or (xi) any assumption or guarantee by Tango or a Tango Subsidiary of the indebtedness of any person or entity other than in the ordinary course consistent with past practice.

         3.11    Employee Benefit Plans and Employment Matters.

                 (a) The Section 3.11(a) of the Tango Disclosure Schedule lists all employee benefit plans, collective bargaining agreements, labor contracts, and employment agreements not otherwise disclosed in the Tango Current Reports in which Tango or any Tango Subsidiary participates, or by which any of them are bound, including, without limitation, (i) any profit sharing, deferred compensation, bonus, stock option, stock purchase, pension, welfare, and incentive plan or agreement; (ii) any plan providing for "fringe benefits" to their employees, including, but not limited to, vacation, sick leave, medical, hospitalization and life insurance; (iii) any written employment agreement and any other employment agreement not terminable at will; and (iv) any other "employee benefit plan" (within the meaning of Section 3(3) of the Employment Retirement Income Security Act of 1974 ("ERISA")). Tango and the Tango Subsidiaries are in compliance in all material respects with the requirements prescribed by all laws currently in effect applicable to employee benefit plans and to any employment agreements, including, but not limited to, ERISA and the Code. Tango and the Tango Subsidiaries have each performed all of its obligations under all such employee benefit plans and employment agreements in all material respects. There is no pending or, to the knowledge of Tango, threatened legal action, proceeding or investigation against or involving any Tango or Tango Subsidiary employee benefit plan which could result in a material amount of liability to such employee benefit plan or to Tango.

                 (b) Neither Tango nor the Tango Subsidiaries sponsor or participate in, and have not sponsored or participated in, any employee benefit pension plan to which Section 4021 of ERISA applies that would create a material amount of liability to Tango under Title IV of ERISA.

                 (c) Neither Tango nor the Tango Subsidiaries sponsor or participate in, and have not sponsored or participated in, any employee benefit pension plan that is a "multiemployer plan" (within the meaning of Section 3(37) of ERISA).

                 (d) All group health plans of Tango and the Tango Subsidiaries have been operated in compliance with the group health plan continuation coverage requirements of Section 4980B of the Code in all material respects, to the extent such requirements are applicable.

                 (e) There have been no acts or omissions by Tango or the Tango Subsidiaries or by any fiduciary, disqualified person or party in interest with respect to an employee benefit plan of Tango or any Tango Subsidiaries that have given rise to or may give rise to a material amount of fines, penalties, taxes, or related charges under Sections 502(c), 502(i) or 4071 of ERISA or under Chapter 43 of the Code.

                 (f) No "reportable event," as defined in ERISA Section 4043, other than those events with respect to which the Pension Benefit Guaranty Corporation has waived the notice requirement, has occurred with respect to any of the employee benefit plans of Tango.

                 (g) Section 3.11(g) of the Tango Disclosure Schedule sets forth the name of each director, officer or employee of Tango or any Tango Subsidiary entitled to receive any benefit or payment under any existing employment agreement, severance plan or other benefit plan solely as a result of the consummation of any transaction contemplated by this Agreement, and with respect to each such person, the nature of such benefit or the amount of such payment, the event triggering the benefit or payment, and the date of, and parties to, such employment agreement, severance plan or other benefit plan.

                 (h) Tango has furnished Twister with true and correct copies of all plan documents and employment agreements referred to on the Tango Disclosure Schedule, including all amendments thereto, and all related summary plan descriptions to the extent that one is required by law.

                 (i) For purposes of this Section 3.11, any reference to "Tango" shall be deemed to include a reference to any entity that is aggregated with Tango under the provisions of Section 414 of the Code, to the extent that those aggregation rules apply.

         3.12 Labor Matters. Except as disclosed on Schedule 3.12 of the Tango Disclosure Schedule, neither Tango nor any Tango Subsidiary is a party to any collective bargaining agreement with respect to any of their employees. None of the employees of Tango or any Tango Subsidiary is represented by any labor union. To the knowledge of Tango, there is no activity involving any employees of Tango or the Tango Subsidiaries seeking to certify a collective bargaining unit or engaging in any similar organizational activity.

         3.13 Insurance. Tango and the Tango Subsidiaries maintain insurance against such risks and in such amounts as Tango reasonably believes are necessary to conduct its business. Tango and the Tango Subsidiaries are not in default with respect to any provisions or requirements of any such policy, nor have any of them failed to give notice or present any claim thereunder in a due and timely fashion, except for defaults or failures which, individually or in the aggregate, would not have a Material Adverse Effect on Tango. Neither Tango nor any Tango Subsidiary has received any notice of cancellation or termination in respect of any of its insurance policies.

         3.14 Environmental Matters. Except as disclosed on Section 3.14 of the Tango Disclosure Schedule, Tango and the Tango Subsidiaries are in compliance with all environmental laws, and have obtained all necessary licenses and permits required to be issued pursuant to any environmental law, except where the failure to so comply or to obtain such licenses or permits, individually or in the aggregate, would not have a Material Adverse Effect on Tango. Neither Tango nor any Tango Subsidiary has received notice or communication from any governmental agency with, respect to (i) any hazardous substance relative to its operations, property or assets or (ii) any investigation, demand or request pursuant to enforcing any environmental law relating to it or its operations, and no such investigation is pending or, to the knowledge of Tango threatened, in any case, which would lead to a Material Adverse Effect on Tango.

         3.15 Tax Matters. Neither Tango nor, to the knowledge of Tango, any of its affiliates has taken or agreed to take any action that would, nor does Tango have any knowledge of any fact or circumstance that is reasonably likely to, prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code. Tango has paid, or made adequate provision for on its balance sheet at December 31, 1996 included in the Tango 10-K, all federal, state, local, foreign or other governmental income, franchise, payroll, F.I.C.A., unemployment, withholding, real property, personal property, sales, payroll, disability and all other taxes imposed on Tango or any Tango Subsidiary or with respect to any of their respective properties, or otherwise payable by them, including interest and penalties, if any, in respect thereof (collectively, "Tango Taxes"), for the Tango taxable period ended December 31, 1996 and all fiscal periods of Tango prior thereto, except such nonpayment, or failure to make adequate provision, which, individually or in the aggregate, would not have a Material Adverse Effect on Tango. Tango Taxes paid and/or incurred from December 31, 1996 until the Closing Date shall include only Tango Taxes incurred in the ordinary course of business determined in the same manner as in the taxable period ended December 31, 1996. Tango and each of the Tango Subsidiaries have timely filed all income tax, excise tax, sales tax, use tax, gross receipts tax, franchise tax, employment and payroll related tax, property tax, and all other tax returns which Tango and/or such Tango Subsidiary (as the case may be) are required to file ("Tango Tax Returns"), and have paid or provided for all the amounts shown to be due thereon, except where such failure to make such timely filings, individually or in the aggregate, would not have a Material Adverse Effect on Tango, and except for the nonpayment of such amounts which, individually or in the aggregate, would not have a Material Adverse Effect on Tango. Neither Tango nor any Tango Subsidiary (i) has filed or entered into, or is otherwise bound by, any election, consent or extension agreement that extends any applicable statute of limitations with respect to taxable periods of Tango,
(ii) is a party to any contractual obligation requiring the indemnification or reimbursement of any person with respect to the payment of any Tango Taxes, other than among Tango and the Tango Subsidiaries, or (iii) has received any claim by an authority in a jurisdiction where neither Tango nor any Tango Subsidiary files Tango Tax Returns that they are or may be subject to Tango Taxes by that jurisdiction, except for any such claims as, individually or in the aggregate, would not have a Material Adverse Effect on Tango. No action or proceeding is pending or, to Tango's knowledge, threatened by any governmental authority for any audit, examination, deficiency, assessment or collection from Tango or any Tango Subsidiary of any Tango Taxes, no unresolved claim for any deficiency, assessment or collection of any Tango Taxes has been asserted against Tango or any Tango Subsidiary, and all resolved assessments of Tango Taxes have been paid or are reflected on the Tango balance sheet at December 31, 1996 included in the Tango 10-K, except for any of the foregoing which, individually or in the aggregate, would not have a Material Adverse Effect on Tango.

         3.16 Intellectual Property. Except as disclosed in Section 3.16 of the Tango Disclosure Schedule, Tango and the Tango Subsidiaries own, possess or have the right to use all franchises, patents, trademarks, service marks, tradenames, licenses and authorizations (collectively, "Tango Intellectual Property Rights") which are necessary to the conduct of their respective businesses. To the knowledge of Tango, neither Tango nor any Tango Subsidiary is infringing or otherwise violating the intellectual property rights of any person which infringement or violation would subject Tango or any Tango Subsidiary to liabilities which, individually or in the aggregate, would have a Material Adverse Effect on Tango or which would prevent Tango or any Tango Subsidiary from conducting their respective businesses substantially in the manner in which they are now being conducted. No claim has been made or, to Tango's knowledge, threatened against Tango or any Tango Subsidiary alleging any such violation.

         3.17 Related Party Transactions. Except as disclosed in the Tango SEC Filings or in Section 3.17 of the Tango Disclosure Schedule, there have been no material transactions between Tango or any Tango Subsidiary on the one hand, and any (i) officer or director of Tango or any Tango Subsidiary, (ii) record or beneficial owner of five percent or more of the voting securities of Tango, or (iii) affiliate (as such term is defined in Regulation 12b-2 promulgated under the Exchange Act) of any such officer, director or beneficial owner, on the other hand, other than payment of compensation for services rendered to Tango or the Tango Subsidiaries or the grant of stock options to purchase shares of Tango Common Stock.

         3.18 No Undisclosed Material Liabilities. Except as disclosed in the Tango Current Reports, neither Tango nor any of the Tango Subsidiaries has incurred any liabilities of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that, individually or in the aggregate, would have a Material Adverse Effect on Tango other than (i) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 1996, (ii) liabilities that have been repaid, discharged or otherwise extinguished, and (iii) liabilities under or contemplated by this Agreement.

         3.19 No Default. Except as set forth in Section 3.19 of the Tango Disclosure Schedule, neither Tango nor any of the Tango Subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (a) its certificate of incorporation or bylaws or other organizational documents, (b) indenture, mortgage, note, bond, lien, lease, license, agreement, franchise, contract, order, judgment, ordinance, Tango Permit or other instrument or obligation to which Tango or any Tango Subsidiary is a party or by which Tango or any Tango Subsidiary or any of their respective properties is bound or subject to, or (c) any order, writ, injunction, decree or Law applicable to Tango or any of the Tango Subsidiaries, except in the case of clauses (b) and (c) above for defaults or violations which would not have a Material Adverse Effect on Tango.

         3.20 Title to Properties; Encumbrances. Section 3.20 of the Tango Disclosure Schedule sets forth all real property owned or leased by Tango and the Tango Subsidiaries (the "Tango Real Property"), indicating which facilities are owned and which are leased. Except as disclosed in the Tango Current Reports and as described in clause (ii) below: (i) each of Tango and the Tango Subsidiaries has good, valid and marketable title to, or a valid leasehold interest in, as applicable, all of its properties and assets (real, personal and mixed, tangible and intangible), including, without limitation, all Tango Real Property and all other properties and assets reflected in the consolidated balance sheet of Tango and the Tango Subsidiaries at December 31, 1996 included in the Tango 10-K (except for properties and assets disposed of in the ordinary course of business and consistent with past practices since December 31, 1996) and (ii) none of such properties or assets are subject to any liability, obligation, claim, lien, mortgage, pledge, security interest, conditional sale agreement, charge or encumbrance of any kind (whether absolute, accrued, contingent or otherwise), except for liens securing repayment of indebtedness incurred in the ordinary course consistent with past practices subsequent to March 31, 1997 and liens for taxes not yet due and payable, easements and restrictions of record, unrecorded and undelivered mortgages between a Tango Subsidiary and a joint venture entity in which Tango is a limited partner or a managing member and minor imperfections of title and encumbrance, if any, which are not substantial in amount, do not materially detract from the value of the property or assets subject thereto and do not impair the operations of Tango and the Tango Subsidiaries. Each of the leases is in full force and effect and there is no default by landlord or tenant existing thereunder (and no event has occurred which, with notice and the passage of time or both, would constitute a default under such lease) which would have a Material Adverse Effect on Tango. Except as would not cause a Material Adverse Effect on Tango, all of the properties and assets of Tango and the Tango Subsidiaries are, in all material respects, in good operating condition and repair, and maintenance thereon has not been deferred beyond industry standards, and are suitable for the purposes for which they are presently being used.

         3.21 Pooling of Interests. Neither Tango nor any of the Tango Subsidiaries nor, to the knowledge of Tango, any of their respective directors, officers or stockholders has taken any action which would interfere with the parties' ability to account for the Merger as a "pooling of interests" in accordance with Accounting Principles Board Opinion No. 16, the interpretive releases issued pursuant thereto, and the pronouncements of the Commission.

         3.22 Brokers. Neither Tango nor any Tango Subsidiary has paid or is obligated to pay any brokerage, finder's or other fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement or the Cross Option Agreement, except that Tango has retained McDonald & Company Securities, Inc. as its financial advisor for the transactions contemplated hereby.

         3.23 Opinion of Financial Advisor. Tango has received the opinion of McDonald & Company Securities, Inc. to the effect that, as of the date hereof, the consideration to be paid to the holders of shares of Twister Common Stock pursuant to this Agreement is fair to Tango, from a financial point of view.

         3.24 Twister Stock Ownership. Except as contemplated pursuant to the terms of this Agreement and the transactions to be consummated hereby or by the Cross Option Agreement, neither Tango nor any of the Tango Subsidiaries own any shares of Twister Common Stock or rights to acquire or dispose of Twister Common Stock.

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF TWISTER

         Twister represents and warrants to Tango and Merger Sub that, except as set forth in the Disclosure Schedule delivered prior hereto (the "Twister Disclosure Schedule"), which shall identify exceptions by specific Section references:

         4.1 Corporate Organization. Twister and each of its Subsidiaries (the "Twister Subsidiaries") has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where failure to be so qualified or licensed, individually or in the aggregate, would not have a Material Adverse Effect on Twister. The term "Material Adverse Effect on Twister" as used in this Agreement shall mean any change or effect that, individually or when taken together with all such other changes or effects, would be materially adverse to the financial condition, results of operations, properties or business of Twister and the Twister Subsidiaries taken as a whole at the time of such change or effect. True and complete copies of the Articles of Incorporation and the Bylaws together with all amendments thereto of Twister and the Articles of Incorporation of the Twister Subsidiaries, together with all amendments thereto have been heretofore delivered to Tango. Such charter, Bylaws or other organizational documents are in full force and effect. Section
4.1 of the Twister Disclosure Schedule contains a complete and accurate list of all of the Twister Subsidiaries. Neither Twister nor any Twister Subsidiary is in violation of any provision of its charter or bylaws or other organizational documents of limited partnership, as the case may be.

         4.2 Capitalization. As of the date of this Agreement, the authorized capital stock of Twister consists in its entirety of (i) 75,000,000 shares of common stock, no par value, and (ii) 20,000,000 shares of preferred stock, none of which are issued and outstanding. As of the date of the Agreement, (i) 5,041,931 shares of Twister Common Stock were issued and outstanding, (ii) options and warrants to acquire 376,969 shares of Twister Common Stock were outstanding under the Twister Option Plans (as hereinafter defined) and (iii) 1,561,106 shares of Twister Common Stock were reserved for issuance upon conversion of Twister's $35,000,000 principal amount of aggregate outstanding 6.75% Convertible Subordinated Debentures Due 2006. Except as set forth on Section 4.2 of the Twister Disclosure Schedule, all of the outstanding shares of capital stock of each of the Twister Subsidiaries is owned beneficially and of record by Twister or a Twister Subsidiary free and clear of all liens, charges, encumbrances, options, rights of first refusal or limitations or agreements regarding voting rights of any nature. All of the outstanding shares of capital stock of Twister and each of the Twister Subsidiaries have been duly authorized, validly issued and are fully paid and nonassessable and are not subject to preemptive rights created by statute, their respective charter or bylaws or any agreement to which any such entity is a party or by which any such entity is bound. Twister has heretofore delivered to Tango, correct and complete copies of the Stock Option Plans and warrants to purchase Twister Common Stock, in each case as currently in effect. Each option agreement, together with any related award letter, sets forth for each stock option holder (i) such holder's name, (ii) the date of grant of stock options to such holder, (iii) the number of shares of Twister Common Stock into which each such grant is exercisable, (iv) the exercise price per share of Twister Common Stock with respect to each such grant, and (v) the periods during which such stock options or portions thereof are exercisable by such holder. Except as set forth in this Section 4.2 or in Section 4.2 of the Twister Disclosure Schedule, there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which Twister or any Twister Subsidiary is a party relating to the issued or unissued capital stock, or other interest in, of Twister or any Twister Subsidiary or obligating Twister or any Twister Subsidiary to grant, issue or sell any shares of capital stock of, or other equity interests in, Twister or any Twister Subsidiary, by sale, lease, license or otherwise. All shares of Twister Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and will not have been issued in violation of or subject to any preemptive rights created by statute, the articles of incorporation or bylaws of Twister or any agreement to which Twister is a party or to which Twister is bound. Except as set forth in this Section 4.2 or in the Twister Current Reports, (hereinafter defined), there are no outstanding contractual obligations of Twister or any Twister Subsidiary to (x) repurchase, redeem or otherwise acquire any shares of Twister Common Stock or any capital stock, or other interests in, of any Twister Subsidiary, (y) except for guarantees of obligations of, or loans to or capital contribution commitments, Twister Subsidiaries entered into in the ordinary course of business, provide funds to, make any investment in (in the form of a loan, capital contribution or otherwise) or provide any guarantee with respect to the obligations of, any Twister Subsidiary or any other person. Each outstanding share of capital stock, or other interest in, of each Twister Subsidiary is duly authorized, validly issued, fully paid and nonassessable and, except as set forth in
Section 4.2 of the Twister Disclosure Schedule, each such share owned by Twister or another Twister Subsidiary is owned free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Twister's or such other Twister Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

         4.3     Options or Other Rights.

                 (a) Except as disclosed in Section 4.2 or in the Twister SEC Filings (hereinafter defined), there is no outstanding right, subscription, warrant, call, unsatisfied preemptive right, option or other agreement or arrangement of any kind to purchase or otherwise to receive from Twister or any Twister Subsidiary any of the outstanding, authorized but unissued, unauthorized or treasury shares of the capital stock or any other security of Twister or any Twister Subsidiary and there is no outstanding security of any kind convertible into or exchangeable for such capital stock. Except as set forth in Section 4.3 of the Twister Disclosure Schedule, there are no agreements or understandings among Twister or any Twister Subsidiary on the one hand and any other person on the other hand concerning the registration of any security of Twister or a Twister Subsidiary under the Securities Act. Except as set forth on

Section 4.3 of the Twister Disclosure Schedule, all options granted under the Twister Option Plans have provisions which accelerate the vesting or right to exercise such options upon the occurrence of certain events, including, but not limited to, the consummation of the Merger.

                 (b) Prior to the execution and delivery of this Agreement, Twister has entered into Amendment No. 1 to that certain Rights Agreement dated as of June 25, 1997 (the "Rights Agreement"), between Twister and ChaseMellon Shareholder Services, L.L.C., as rights agent, pursuant to which amendment the definition of "Acquiring Person" in Section 1(a) of the Rights Agreement will be amended as set forth on Section 4.3(b) of the Twister Disclosure Schedule.

         4.4 Authority Relative to this Agreement. Twister has all requisite corporate power and authority to execute and deliver this Agreement and the Cross Option Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated on its part hereby and thereby to be consummated by Twister. The execution and delivery of this Agreement and the Cross Option Agreement by Twister and the consummation of the transactions contemplated on its part hereby and thereby have been duly authorized by all necessary corporate action, and, other than the approval of Twister's stockholders as provided in Section 5.1 hereof, no other corporate proceedings on the part of Twister are necessary to authorize the execution and delivery of this Agreement and the Cross Option Agreement by Twister or the consummation of the transactions contemplated on its part hereby and thereby. This Agreement and the Cross Option Agreement have been duly executed and delivered by Twister and, assuming the due authorization, execution and delivery hereof and thereof by Tango and Merger Sub, constitutes the legal, valid and binding obligations of Twister, enforceable against Twister in accordance with their respective terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equity principles.

         4.5 No Violation. The execution and delivery of this Agreement and of the Cross Option Agreement by Twister do not, the performance by Twister of its obligations hereunder and thereunder will not, and the consummation by Twister of the transactions contemplated to be performed by it hereby and thereby will not (i) violate or conflict with any provision of any Laws in effect on the date of this Agreement and applicable to Twister or any Twister Subsidiary or by which any of their respective properties or assets is bound or subject, (ii) require Twister or any Twister Subsidiary to obtain any consent, waiver, approval, license or authorization or permit of, or make any filing with, or notification to, any Governmental Entities, based on laws, rules, regulations and other requirements of Governmental Entities in effect and of the date of this Agreement (other than (a) the filing of a Pre-Merger Notification Report under the HSR Act and the expiration of the applicable waiting period, (b) filings or authorizations required in connection or in compliance with the provisions of the Exchange Act, the Securities Act, the KGCC, the Bylaws of the AMEX or the "takeover" or "blue sky" laws of various states and (c) any other filings and approvals expressly contemplated by this Agreement or listed in Section 4.5 to the Twister Disclosure Schedule), (iii) require the consent, waiver, approval, license or authorization of any person (other than Governmental Entities) other than as listed on Section 4.5 of the Twister Disclosure Schedule, (iv) violate, conflict with or result in a breach of or the acceleration of any obligation under, or constitute a default (or an event which with notice or the lapse of time or both would become a default) under, or give to others any rights of, or result in any, termination, amendment, acceleration or cancellation of, or loss of any benefit or creation of a right of first refusal, or require any payment under, or result in the creation of a lien or other encumbrance on any of the properties or assets of Twister or any Twister Subsidiary pursuant to or under any provision of any indenture, mortgage, note, bond, lien, lease, license, agreement, contract, order, judgment, ordinance, Twister Permit (as defined below) or other instrument or obligation to which Twister or Twister Subsidiary is a party or by which Twister or any Twister Subsidiary or any of their respective properties is bound or subject to, or (v) conflict with or violate the Articles of Incorporation or Bylaws, or the equivalent organizational documents, in each case as amended or restated, of Twister or any of the Twister Subsidiaries, except for any such conflicts or violations described in clause (i) or breaches, defaults, events, rights of termination, amendment, acceleration or cancellation, payment obligations or liens or encumbrances described in clause
(iv) that would not have a Material Adverse Effect on Twister and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, either individually or in the aggregate, prevent Twister from performing any of its obligations under this Agreement or the Cross Option Agreement and would not have a Material Adverse Effect on Twister. Neither Twister nor any of its affiliates or associates (as each such term is defined in Section 203 of the DGCL) is, prior to the date hereof, an "interested stockholder" (as such term is defined in Section 203 of the DGCL) of Tango.

         4.6     Compliance with Laws.

                 (a) As of the date of this Agreement, each of Twister and the Twister Subsidiaries holds all licenses, franchises, grants, permits, easements, variances, exemptions, consents, certificates, identification numbers, approvals, orders, and other authorizations (collectively, "Twister Permits") necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, are certified as providers under all applicable Medicare and Medicaid programs to the extent required to be so certified, and are in compliance with all Twister Permits and all Laws governing their respective businesses, including, without limitation, the requirements, guidelines, rules and regulations of Medicare, Medicaid, state approved Medicaid waiver programs and other third-party reimbursement programs, except where the failure to hold such Twister Permits or to so comply, individually or in the aggregate, would not have a Material Adverse Effect on Twister.

                 (b) To Twister's knowledge, all health care personnel employed by Twister or any Twister Subsidiary are properly licensed to the extent required to perform the duties of their employment in each jurisdiction where such duties are performed, except where the failure to be so licensed, individually or in the aggregate, would not have a Material Adverse Effect on Twister.

                 (c) Except as set forth in Section 4.6(c) of the Twister Disclosure Schedule, no action or proceeding is pending or, to Twister's knowledge, threatened that may result in the suspension, revocation or termination of any Twister Permit, the issuance of any cease-and-desist order, or the imposition of any administrative or judicial sanction, and neither Twister nor any Twister Subsidiary has received any notice from any governmental authority in respect of the suspension, revocation or termination of any Twister Permit, or any notice of any intention to conduct any investigation or institute any proceeding, in any such case where such suspension, revocation, termination, order, sanction, investigation or proceeding would result, individually or in the aggregate, in a Material Adverse Effect on Twister.

                 (d) Neither Twister nor any Twister Subsidiary has received notice that Medicare, Medicaid, state approved Medicaid waiver programs or any other third-party reimbursement program has any claims for disallowance of costs against any of them which could result in offsets against future reimbursement or recovery of prior payments, which offsets or recoveries, individually or in the aggregate, would have a Material Adverse Effect on Twister.

         4.7 Litigation. As of the date of this Agreement, except as may be disclosed in the Twister 10-K (as defined below), reports filed on Forms 10-Q or 8-K or proxy statements filed on Schedule 14-A for periods subsequent to the period covered by such Twister 10-K, in each case filed prior to the date hereof (such reports and filings, collectively, the "Twister Current Reports"), or except as set forth on Section 4.7 of the Twister Disclosure Schedule, there is no claim, litigation, suit, arbitration, mediation, action, proceeding, unfair labor practice complaint or grievance pending or, to Twister's knowledge, investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to Twister's knowledge, threatened in writing against Twister or any Twister Subsidiary or with respect to any property or asset of any of them, except for claims, litigations, suits, arbitrations, mediations, actions, proceedings, complaints, grievances or investigations which, individually or in the aggregate, would not have a Material Adverse Effect on Twister. Neither Twister nor any Twister Subsidiary nor any property or asset of any of them is subject to any continuing order, judgment, settlement agreement, injunction, consent decree or other similar written agreement with or, to Twister's knowledge, continuing investigation by, any Governmental Entity, or any judgment, order, writ, injunction, consent decree or award of any Governmental Entity or arbitrator, including, without limitation, cease-and-desist or other orders, except for such matters which would not reasonably be expected to have a Material Adverse Effect on Twister.

         4.8 Financial Statements and Reports. Twister has made available to Tango true and complete copies of (i) its Annual Report on Form 10-K for the year ended December 31, 1996 (the "Twister 10-K"), as filed with the Commission, (ii) its proxy statement relating to the annual meetings of its stockholders held on May 23, 1997, (iii) all registration statements filed by Twister and declared effective under the Securities Act (other than registration statements on Form S-8) and (iv) all other reports, statements and registration statements (including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K but excluding preliminary material and reports pursuant to Sections 13(d) or 13(g) of the Exchange Act) filed by it with the Commission. The reports, statements and registration statements referred to in the immediately preceding sentence (including, without limitation, any financial statements or schedules or other information included or incorporated by reference therein) are referred to in this Agreement as the "Twister SEC Filings." As of the respective times such documents were filed or, as applicable, were effective, the Twister SEC Filings complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, except for such noncompliance which, individually or in the aggregate, would not have a Material Adverse Effect on Twister, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Twister included in the Twister SEC Filings comply as to form in all material respect with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles (as in effect from time to time) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto or, in the case of the unaudited interim financial statements, as permitted by Form 10-Q of the Commission) and present fairly the consolidated financial position, consolidated results of operations and consolidated cash flows of Twister and the Twister Subsidiaries as of the dates and for the periods indicated, except (i) in the case of unaudited interim consolidated financial statements, to normal recurring year-end adjustments and any other adjustments described therein and (ii) any pro forma financial information contained therein is not necessarily indicative of the consolidated financial position of Twister and the Twister Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated. No Twister Subsidiary is required to file any form, report or other document with the Commission.

         4.9 Absence of Certain Changes or Events. Other than as disclosed in the Twister Current Reports, or otherwise disclosed in this Agreement or in
Section 4.9 of the Twister Disclosure Schedule, since December 31, 1996 and through the date hereof, the business of Twister and of each of the Twister Subsidiaries has been conducted in the ordinary course, and there has not been
(i) any Material Adverse Effect on Twister; (ii) any material indebtedness incurred by Twister or any Twister Subsidiary for money borrowed, except under credit facilities disclosed in the Twister SEC Current Reports, if any; (iii) any material transaction or commitment, except in the ordinary course of business or as contemplated by this Agreement, entered into by Twister or any of the Twister Subsidiaries; (iv) any damage, destruction or loss, whether covered by insurance or not, which, individually or in the aggregate, would have a Material Adverse Effect on Twister; (v) any material change by Twister in accounting principles or methods except insofar as may be required by a change in generally accepted accounting principles; (vi) any declaration, setting aside or payment of any dividend (whether in cash, securities or property) with respect to the Twister Common Stock; or (vii) any material agreement to acquire any assets or stock or other interests of any third-party;
(viii) any increase in the compensation payable or to become payable by Twister or any Twister Subsidiary to any employees, officers, directors, or consultants or in any bonus, insurance, welfare, pension or other employee benefit plan, payment or arrangement made to, for or with any such employee, officer, director or consultant (other than as provided in employment agreements, consulting agreements and welfare and benefit plans set forth on the Twister Disclosure Schedule, and except for increases consistent with past practice); (ix) any material revaluation by Twister or any Twister Subsidiary of any asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable); (x) any mortgage or pledge of any of the assets or properties of Twister or any Twister Subsidiary or the subjection of any of the assets or properties of Twister or any Twister Subsidiary to any material liens, charges, encumbrances, imperfections of title, security interest, options or rights or claims of others with respect thereto other than in the ordinary course consistent with past practice; or (xi) any assumption or guarantee by Twister or a Twister Subsidiary of the indebtedness of any person or entity, other than in the ordinary course consistent with past practice.

         4.10    Employee Benefit Plans and Employment Matters.

                 (a) Section 4.10(a) of the Twister Disclosure Schedule lists all employee benefit plans, collective bargaining agreements, labor contracts, and employment agreements not otherwise disclosed in the Twister Current Reports in which Twister or any Twister Subsidiary participates, or by which any of them are bound, including, without limitation, (i) any profit sharing, deferred compensation, bonus, stock option, stock purchase, pension, welfare, and incentive plan or agreement; (ii) any plan providing for "fringe benefits" to their employees, including, but not limited to, vacation, sick leave, medical, hospitalization and life insurance; (iii) any written employment agreement and any other employment agreement not terminable at will; and (iv) any other "employee benefit plan" (within the meaning of Section 3(3) of ERISA). Twister and the Twister Subsidiaries are in compliance in all material respects with the requirement prescribed by all laws currently in effect applicable to employee benefit plans and to any employment agreement, including, but not limited to, ERISA and the Code. Twister and the Twister Subsidiaries have each performed all of its obligations under all such employee benefit plans and employment agreements in all material respects. There is no pending or, to the knowledge of Twister, threatened legal action, proceeding or investigation against or involving any Twister or Twister Subsidiary employee benefit plan which could result in a material amount of liability to such employee benefit plan or to Twister.

                 (b) Neither Twister nor the Twister Subsidiaries sponsor or participate in, and have not sponsored or participated in, any employee benefit pension plan to which Section 4021 of ERISA applies that would create a material amount of liability to Twister under Title IV of ERISA.

                 (c) Neither Twister nor the Twister Subsidiaries sponsor or participate in, and have not sponsored or participated in, any employee benefit pension plan that is a "multiemployer plan" (within the meaning of Section 3(37) of ERISA).

                 (d) All group health plans of Twister and the Twister Subsidiaries have been operated in compliance with the group health plan continuation coverage requirements of Section 4980B of the Code in all material respects, to the extent such requirements are applicable.

                 (e) There have been no acts or omissions by Twister or any Twister Subsidiary or by any fiduciary, disqualified person or party in interest with respect to an employee benefit plan of Twister or any Twister Subsidiaries that have given rise to or may give rise to a material amount of fines, penalties, taxes, or related charges under Sections 502(c), 502(i) or 4071 of ERISA or under Chapter 43 of the Code.

                 (f) No "reportable event," as defined in ERISA Section 4043, other than those events with respect to which the Pension Benefit Guaranty Corporation has waived the notice requirement, has occurred with respect to any of the employee benefit plans of Twister.

                 (g) Section 4.10(g) of the Twister Disclosure Schedule sets forth the name of each director, officer or employee of Twister or any Twister Subsidiary entitled to receive any benefit or payment under any existing employment agreement, severance plan or other benefit plan solely as a result of the consummation of any transaction contemplated by this Agreement, and with respect to each such person, the nature of such benefit or the amount of such payment, the event triggering the benefit or payment, and the date of, and parties to, such employment agreement, severance plan or other benefit plan.

                 (h) Twister has furnished Tango with true and correct copies of all plan documents and employment agreements referred to on the Twister Disclosure Schedule, including all amendments thereto, and all related summary plan descriptions to the extent that one is required by law.

                 (i) For purposes of this Section 4.10, any reference to "Twister" shall be deemed to include a reference to any entity that is aggregated with Twister under the provisions of Section 414 of the Code, to the extent that those aggregation rules apply.

         4.11 Labor Matters. Neither Twister nor any Twister Subsidiary is a party to any collective bargaining agreement with respect to any of their employees. None of the employees of Twister or any Twister Subsidiary is represented by any labor union. To the knowledge of Twister, there is no activity involving any employees of Twister or the Twister Subsidiaries seeking to certify a collective bargaining unit or engaging in any similar organizational activity.

         4.12 Insurance. Twister and the Twister Subsidiaries maintain insurance against such risks and in such amounts as Twister reasonably believes are necessary to conduct its business. Twister and the Twister Subsidiaries are not in default with respect to any provisions or requirements of any such policy, nor have any of them failed to give notice or present any claim thereunder in a due and timely fashion, except for defaults or failures which, individually or in the aggregate, would not have a Material Adverse Effect on Twister. Neither Twister nor any Twister Subsidiary has received any notice of cancellation or termination in respect of any of its insurance policies.

         4.13 Environmental Matters. Except as disclosed in Section 4.13 of the Twister Disclosure Schedule, Twister and the Twister Subsidiaries are in compliance with all environmental laws, and have obtained all necessary licenses and permits required to be issued pursuant to any environmental law, except where the failure to so comply or to obtain such licenses or permits, individually or in the aggregate, would not have a Material Adverse Effect on Twister. Neither Twister nor any Twister Subsidiary has received notice or communication from any governmental agency with respect to (i) any hazardous substance relative to its operations, property or assets or (ii) any investigation, demand or request pursuant to enforcing any environmental law relating to it or its operations, and no such investigation is pending or, to the knowledge of Twister threatened, in any case, which would lead to a Material Adverse Effect on Twister.

         4.14 Tax Matters. Neither Twister nor, to the knowledge of Twister, any of its affiliates has taken or agreed to take any action that would, nor does Twister have any knowledge of any fact or circumstance that is reasonably likely to, prevent the Merger from qualifying as a reorganization under the provisions of Section 368 (a) of the Code. Twister has paid, or made adequate provision for on its December 31, 1996 balance sheet, all federal, state, local, foreign or other governmental income, franchise, payroll, F.I.C.A., unemployment, withholding, real property, personal property, sales, payroll, disability and all other taxes imposed on Twister or any Twister Subsidiary or with respect to any of their respective properties, or otherwise payable by them, including interest and penalties, if any, in respect thereof (collectively, "Twister Taxes"), for the Twister taxable period ended December 31, 1996 and all fiscal periods of Twister prior thereto, except such nonpayment, or failure to make adequate provision, which, individually or in the aggregate, would not have a Material Adverse Effect on Twister and except as set forth in Section 4.14 to the Twister Disclosure Schedule. Twister Taxes paid and/or incurred from December 31, 1996 until the Closing Date shall include only Twister Taxes incurred in the ordinary course of business determined in the same manner as in the taxable period ending on December 31, 1996. Twister and each of the Twister Subsidiaries have timely filed all income tax, excise tax, sales tax, use tax, gross receipts tax, franchise tax, employment and payroll related tax, property tax, and all other tax returns which Twister and/or such Twister Subsidiary (as the case may be) are required to file ("Twister Tax Returns"), and have paid or provided for all the amounts shown to be due thereon, except where such failure to make such timely filings, individually or in the aggregate, would not have a Material Adverse Effect on Twister, and except for the nonpayment of such amounts which, individually or in the aggregate, would not have a Material Adverse Effect on Twister. Neither Twister nor any Twister Subsidiary (i) has filed or entered into, or is otherwise bound by, any election, consent or extension agreement that extends any applicable statute of limitations with respect to taxable periods of Twister, (ii) is a party to any contractual obligation requiring the indemnification or reimbursement of any person with respect to the payment of any Twister Taxes, other than among Twister and the Twister Subsidiaries, or
(iii) has received any claim by an authority in a jurisdiction where neither Twister nor any Twister Subsidiary files Twister Tax Returns that they are or may be subject to Twister Taxes by that jurisdiction, except for any such claims as, individually or in the aggregate, would not have a Material Adverse Effect on Twister. No action or proceeding is pending or, to Twister's knowledge, threatened by any governmental authority for any audit, examination, deficiency, assessment or collection from Twister or any Twister Subsidiary of any Twister Taxes, no unresolved claim for any deficiency, assessment or collection of any Twister Taxes has been asserted against Twister or any Twister Subsidiary, and all resolved assessments of Twister Taxes have been paid or are reflected on the Twister balance sheet at December 31, 1996 included in the Twister 10-K, except for any of the foregoing which, individually or in the aggregate, would not have a Material Adverse Effect on Twister.

         4.15 Intellectual Property. Except as disclosed in Section 4.15 of the Twister Disclosure Schedule, Twister and the Twister Subsidiaries own, possess or have the right to use all franchises, patents, trademarks, service marks, tradenames, licenses and authorizations (collectively, "Twister Intellectual Property Rights") which are necessary to the conduct of their respective businesses. To the knowledge of Twister, neither Twister nor any Twister Subsidiary is infringing or otherwise violating the intellectual property rights of any person which infringement or violation would subject Twister or any Twister Subsidiary to liabilities which, individually or in the aggregate, would have a Material Adverse Effect on Twister or which would prevent Twister or any Twister Subsidiary from conducting their respective businesses substantially in the manner in which they are now being conducted. No claim has been made or, to Twister's knowledge, threatened against Twister or any Twister Subsidiary alleging any such violation.

         4.16 Related Party Transactions. Except as disclosed in the Twister SEC Filings or in Section 4.16 of the Twister Disclosure Schedule, there have been no material transactions between Twister or any Twister Subsidiary on the one hand, and any (i) officer or director of Twister or any Twister Subsidiary, (ii) record or beneficial owner of five percent or more of the voting securities of Twister or (iii) affiliate (as such term is defined in Regulation 12b-2 promulgated under the Exchange Act) of any such officer, director or beneficial owner, on the other hand, other than payment of compensation for services rendered to Twister or the Twister Subsidiaries or the grant of stock options to purchase shares of Twister Common Stock.

         4.17 No Undisclosed Material Liabilities. Except as disclosed in the Twister Current Reports, neither Twister nor any of the Twister Subsidiaries has incurred any liabilities of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that, individually or in the aggregate, would have a Material Adverse Effect on Twister other than (i) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 1996, (ii) liabilities that have been repaid, discharged or otherwise extinguished and (iii) liabilities under or contemplated by this Agreement.

         4.18 No Default. Except as set forth in Section 4.18 of the Twister Disclosure Schedule, neither Twister nor any of the Twister Subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (a) its charter or bylaws or other organizational document, (b) indenture, mortgage, note, bond, lien, lease, license, agreement, contract, order, judgment, ordinance, Twister Permit or other instrument or obligation to which Twister or Twister Subsidiary is a party or by which Twister or any Twister Subsidiary or any of their respective properties is bound or subject to, or (c) any order, writ, injunction, decree or Law applicable to Twister or any of the Twister Subsidiaries, except in the case of clauses (b) and (c) above for defaults or violations which would not have a Material Adverse Effect on Twister.

         4.19 Title to Properties; Encumbrances. Section 4.19 of the Twister Disclosure Schedule sets forth all real property owned or leased by Twister and the Twister Subsidiaries (the "Twister Real Property"), indicating which facilities are owned and which are leased. Except as disclosed in the Twister Current Reports and as described in clause (ii) below: (i) each of Twister and the Twister Subsidiaries has good, valid and marketable title to, or a valid leasehold interest in, as applicable, all of its properties and assets (real, personal and mixed, tangible and intangible), including, without limitation, all Twister Real Property and all the other properties and assets reflected in the consolidated balance sheet of Twister and the Twister Subsidiaries at December 31, 1996 (except for properties and assets disposed of in the ordinary course of business and consistent with past practices since December 31, 1996) and (ii) none of such properties or assets are subject to any liability, obligation, claim, lien, mortgage, pledge, security interest, conditional sale agreement, charge or encumbrance of any kind (whether absolute, accrued, contingent or otherwise), except for liens securing repayment of indebtedness incurred in the ordinary course consistent with past practice subsequent to March 31, 1997 and liens for taxes not yet due and payable, easements and restrictions of record, unrecorded and undelivered mortgages between a Twister Subsidiary and a joint venture entity in which Twister is a limited partner or a managing member and minor imperfections of title and encumbrance, if any, which are not substantial in amount, do not materially detract from the value of the property or assets subject thereto and do not impair the operations of Twister and the Twister Subsidiaries. Each of the leases is in full force and effect and there is no default by landlord or tenant existing thereunder (and no event has occurred which, with notice and the passage of time or both, would constitute a default under such lease) which would have a Material Adverse Effect on Twister. Except as would not cause a Material Adverse Effect on Twister, all of the properties and assets of Twister and the Twister Subsidiaries are, in all material respects, in good operating condition and repair, and maintenance thereon has not been deferred beyond industry standards, and are suitable for the purposes for which they are presently being used.

         4.20 Pooling of Interests. Neither Twister nor any of the Twister Subsidiaries nor, to the knowledge of Twister, any of their respective directors, officers or stockholders has taken any action which would interfere with the parties' ability to account for the Merger as a "pooling of interests" in accordance with Accounting Principles Board Opinion No. 16, the interpretive releases issued pursuant thereto, and the pronouncements of the Commission.

         4.21 Brokers. Except as set forth in Section 4.21 of the Twister Disclosure Schedule, neither Twister nor any Twister Subsidiary has paid or is obligated to pay any brokerage, finders or other fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement or the Cross Option Agreement, except that Twister has retained Schroder & Co. Inc. as its financial advisor for the transactions contemplated hereby.

         4.22 Opinion of Financial Advisor. Twister has received the opinion of Schroder & Co. Inc. to the effect that, as of the date hereof, consideration to be paid to the holders of shares of Twister Common Stock pursuant to this Agreement is fair to the holders of Twister Common Stock, from a financial point of view.

         4.23 Contracts. Except as set forth in Section 4.24 of the Twister Disclosure Schedule, neither Twister nor any Twister Subsidiary has entered into any agreement involving amounts in excess of $50,000 which is not terminable upon 30 days notice.


                                   ARTICLE V
                            COVENANTS AND AGREEMENTS

         5.1 Joint Proxy Statement/Prospectus; Registration Statement; Stockholders' Meeting.

                 (a) Each of Tango and Twister agree that this Agreement shall be submitted to their respective stockholders for approval at meetings (the "Meetings") duly called and held pursuant to applicable state law. As soon as practicable after the date of this Agreement, each of Twister and Tango shall take all action, to the extent necessary in accordance with applicable law and their respective charters and bylaws, to convene each Meeting promptly to consider and vote upon the approval of the Merger and such other matters as may be necessary or desirable to consummate the Merger and the transactions contemplated hereby. As soon as practicable after the date of this Agreement, Twister and Tango shall jointly prepare and file with the Commission, subject to the prior approval of the other party, which approval shall not be unreasonably withheld, preliminary joint proxy materials relating to each Meeting as required by the Exchange Act, and a registration statement on Form S-4 (as amended or supplemented, the "Registration Statement") relating to the registration under the Securities Act of the shares of Tango Common Stock issuable to the holders of the Twister Shares. Tango shall also prepare and file with state securities administrators, such registration statements or other documents as may be required under applicable blue sky laws to qualify or register the shares of Tango Common Stock issuable to the holders of the Twister Shares (the "Blue Sky Filings"). Twister, Merger Sub and Tango will use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as soon as practicable. Promptly after the Registration Statement has become effective and all applicable blue sky laws have been complied with, Twister and Tango shall mail the joint proxy statement/prospectus included in the Registration Statement to their respective stockholders. Such joint proxy statement/prospectus at the time it initially is mailed to the stockholders of Twister and the stockholders of Tango and all duly filed amendments or revisions made thereto, if any, similarly mailed are hereinafter referred to as the "Proxy Statement." Notice of the Twister Meeting shall be mailed to the stockholders of Twister and notice of the Tango Meeting shall be mailed to the stockholders of Tango, in each case along with the Proxy Statement.

                 (b) The information supplied by Twister for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by Twister for inclusion in the Proxy Statement to be sent to the stockholders of Twister in connection with the Meeting of Twister's stockholders to consider the Merger shall not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders, at the time of such Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The information supplied by Tango for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by Tango for inclusion in the Proxy Statement to be sent to the stockholders of Tango in connection with the Meeting of Tango's stockholders shall not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders, at the time of such Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

                 (c) Each party covenants and agrees that (i) if, at any time prior to the Effective Time, any event relating to it or any of its affiliates, officers or directors is discovered that should be set forth in an amendment to the Registration Statement or Blue Sky Filings or a supplement to the Proxy Statement, such party will promptly inform the other parties, and such amendment or supplement will be promptly filed with the Commission and appropriate state securities administrators and disseminated to the stockholders of Twister and Tango, to the extent required by applicable Federal and state securities laws, and (ii) documents which either party files or is responsible for filing with the Commission and any regulatory agency in connection with the Merger (including, without limitation, the Proxy Statement) will comply as to form and content in all material respects with the provisions of applicable law. Notwithstanding the foregoing, no party makes any representations or warranties with respect to any information that has been supplied by the other party or by its auditors, attorneys, financial advisors, other consultants or advisors specifically for use in the Registration Statement, Blue Sky Filing, the Proxy Statement, or any other documents to be filed with the Commission or any regulatory agency in connection with the transactions contemplated hereby.

                 (d) Twister hereby represents that its Board of Directors has, (i) determined that the Merger is fair to and in the best interests of Twister's stockholders, (ii) approved the Merger and (iii) resolved to and will recommend in the Proxy Statement adoption of this Agreement and authorization of the Merger by the stockholders of Twister; provided, however, that such determination, approval or recommendation may be amended, modified or withdrawn to the extent required by the fiduciary obligations of Twister's Board of Directors under applicable law, as advised as to legal matters by outside counsel. Tango hereby represents that its Board of Directors has (i) determined that the Merger is fair to and in the best interests of Tango's stockholders, (ii) approved the Merger and (iii) resolved to and will recommend in the Proxy Statement adoption of this Agreement and authorization of the Merger by the stockholders of Tango, provided, however, that such determination, approval or recommendation may be amended, modified or withdrawn to the extent required by the fiduciary obligations of Tango's Board of Directors under applicable law, as advised as to legal matters by outside counsel.

                 (e) Twister shall use all reasonable efforts to cause to be delivered to Tango a letter of Ernst & Young LLP, Twister's independent accountants, dated a date within two (2) business days before the date on which the Registration Statement shall become effective and addressed to Tango, of the kind contemplated by the Statement of Auditing Standards with respect to Letters to Underwriters promulgated by the American Institute of Certified Public Accountants (the "AICPA Statement"), in form and substance reasonably satisfactory to Tango and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. Tango shall use all reasonable efforts to cause to be delivered to Twister a letter of KPMG Peat Marwick LLP, Tango's independent accountants, dated a date within two (2) business days before the date on which the Registration Statement shall become effective and addressed to Twister, of the kind contemplated by the AICPA Statement, in form and substance reasonably satisfactory to Twister and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. Twister shall, and shall cause Ernst & Young LLP and its other representatives to, fully cooperate with Tango, KPMG Peat Marwick LLP and its other representatives in seeking to respond to any comments of the Commission regarding the appropriateness of accounting for the Merger as a "pooling of interests." Tango shall, and shall cause KPMG Peat Marwick LLP and its other representatives to, fully cooperate with Twister, Ernst & Young LLP and its other representatives in seeking to respond to any comments of the Commission regarding the appropriateness of accounting for the Merger as a "pooling of interests."

         5.2 Conduct of the Business of Twister Prior to the Effective Time. Prior to the Effective Time, except as set forth in Section 5.2 of the Twister Disclosure Schedule or otherwise consented to or approved in writing by Tango, which consent shall not be unreasonably withheld, or expressly permitted by, or required to consummate the transactions contemplated by, this Agreement or the Cross Option Agreement:

                 (a) Twister and the Twister Subsidiaries shall conduct their respective businesses to the extent commercially reasonable only in the ordinary course and consistent in all material respects with past practice and shall use all commercially reasonable efforts to preserve substantially intact their respective business organizations, to keep available the services of their present officers, employees and consultants and to maintain their present relationships with customers, suppliers, payors and other persons with whom they have a significant business relationship; provided, however, that the loss of any officer, employee, consultant, customer, payor or supplier prior to the Effective Time shall not constitute a breach of this covenant unless such loss would have a Material Adverse Effect on Twister;

                 (b) Neither Twister nor any Twister Subsidiary shall (i) amend its charter or bylaws or other organizational document, (ii) declare, set aside or pay any dividend or other distribution, payable in cash, securities or property, in respect of outstanding shares of capital stock, except for dividends by a Twister Subsidiary to Twister or another Twister Subsidiary,
         (iii) make any direct or indirect redemption, retirement, purchase or other acquisition of any of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock (other than any such acquisition directly from any wholly owned Tango Subsidiary in exchange for capital contributions or loans to such Tango Subsidiary) or any options, warrants or conversion or other rights to acquire any shares of Tango's or any Tango Subsidiary's capital stock or any such securities or obligations (except (A) in connection with the exercise of outstanding stock options referred to in Section 4.2 in accordance with their terms, (B) in connection with the conversion of Tango Debentures in accordance with their terms, and (C) if required by written agreement existing as of the date hereof) or (iv) reclassify, combine, split or subdivide any of its outstanding shares of capital stock;

                 (c) Except as described in Section 5.2(c) of the Twister Disclosure Schedule, neither Twister nor any Twister Subsidiary shall, directly or indirectly, (i) other than in the ordinary course of business and consistent with past practices, issue, grant, sell or pledge or agree or propose to issue, grant, sell or pledge any shares of, or rights or securities of any kind to acquire any shares of, the capital stock of Twister or such Twister Subsidiary, except that Twister may grant, consistent with past practice and in the ordinary course, stock options to employees (other than executive officers) and consultants under the Twister Option Plans (as defined in Section 5.7) and may issue shares of Twister Common Stock upon the exercise of stock options outstanding on the date hereof pursuant to the terms thereof existing as of the date hereof or issued hereafter in accordance herewith, (ii) other than in the ordinary course of business and consistent with past practices incur any material indebtedness for borrowed money, except under credit facilities existing as of the date hereof and as they may be amended from time to time or pursuant to a substitute credit facility on terms comparable to such existing credit facilities, (iii) waive, release, grant or transfer any rights of material value, except in the ordinary course of business, (iv) except as provided in clause (v) below, merge or consolidate with any person or adopt a plan of liquidation or dissolution, (v) acquire (or enter into an agreement to acquire) any assets, stock or other interests of a third-party except for cash transactions involving total cash consideration in any individual transaction not in excess of $10 million or, taking all such acquisitions in the aggregate, involving consideration not in excess of $10 million and which are of a nature so as not to require a merger or consolidation with Twister or to cause the Registration Statement or the Proxy Statement to need to be amended by Tango or would otherwise materially delay or prevent the consummation of the transactions contemplated hereby (other than purchases of assets from suppliers or vendors in the ordinary course of business and consistent with past practices), (vi) transfer, lease, license, sell or dispose of a material portion of assets or any material assets, other than in the ordinary course of business and consistent with past practices,
         (vii) change any accounting principles or methods except insofar as may be required by changes in generally accepted accounting principles, (viii) other than in the ordinary course of business consistent with past practices, mortgage or pledge any of their assets or properties or subject any of their assets or properties to any material liens, charges, encumbrances, imperfections of title, security interests, options or rights or claims of others with respect thereto (and shall maintain such assets in good condition, reasonable wear and tear excepted), or
         (ix) except as otherwise would be permitted by Section 5.2(c)(v) above, enter into any joint venture, affiliation, partnership or similar agreement, or amend, modify or alter any such transaction to which Twister or any Twister Subsidiary is presently a party;

                 (d) Neither Twister nor any Twister Subsidiary will, directly or indirectly, (i) increase the compensation payable or to become payable by it to any of its employees, officers, consultants or directors (except in accordance with employment or consulting agreements, and welfare and benefit plans set forth on the Twister Disclosure Schedule, and except for increases consistent with past practice and which are otherwise reasonably necessary for the operation of the business of Twister and the Twister Subsidiaries),
         (ii) establish, enter into, adopt or amend any stock option, stock purchase, profit sharing, pension, retirement, deferred compensation, restricted stock or severance plan, agreement or arrangement for the benefit of employees, officers, directors or consultants of Twister or any Twister Subsidiary, (iii) enter into or amend any employment or consulting agreement, except in the ordinary course of business, or
         (iv) make any loan or advance to, or enter into any written contract, lease or commitment with, any officer, employee, consultant or director of Twister or any Twister Subsidiary, except in the ordinary course of business, except, in any such case, as may be required by applicable Law;

                 (e) Neither Twister nor any Twister Subsidiary shall, directly or indirectly, assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, corporation or other entity, or make any loans or advances to any individual, corporation or other entity except in the ordinary course of business and consistent with past practices;

                 (f) Neither Twister nor any Twister Subsidiary shall take any action which would interfere with the parties' abilities to account for the merger as a "pooling of interests"; and

                 (g) Neither Twister nor any Twister Subsidiary shall authorize or enter into any agreement to do any of the things described in clauses (a) through (f) of this Section 5.2.

         5.3 Conduct of the Business of Tango Prior to the Effective Time. Prior to the Effective Time, except as set forth in Section 5.3(c) of the Tango Disclosure Schedule or otherwise consented to or approved in writing by Twister, which consent shall not be unreasonably withheld, or expressly permitted by, or required to consummate the transactions contemplated by, this Agreement or the Cross Option Agreement:

                 (a) Tango and the Tango Subsidiaries shall conduct their respective businesses to the extent commercially reasonable only in the ordinary course and consistent in all material respects with past practice and shall use all commercially reasonable efforts to preserve substantially intact their respective business organizations, to keep available the services of their present officers, employees and consultants and to maintain their present relationships with customers, suppliers, payors and other persons with whom they have a significant business relationship; provided, however, that the loss of any officer, employee, consultant, customer, payor or supplier prior to the Effective Time shall not constitute a breach of this covenant unless such loss would have a Material Adverse Effect on Tango;

                 (b) Neither Tango nor any Tango Subsidiary shall (i) amend its charter or bylaws or other organizational document, (ii) declare, set aside or pay any dividend or other distribution, payable in cash, securities or property, in respect of outstanding shares of capital stock, except for dividends by a Tango Subsidiary to Tango or another Tango Subsidiary, (iii) make any direct or indirect redemption, retirement, purchase or other acquisition of any of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock (other than any such acquisition directly from any wholly owned Tango Subsidiary in exchange for capital contributions or loans to such Tango Subsidiary) or any options, warrants or conversion or other rights to acquire any shares of Tango's or any Tango Subsidiary's capital stock or any such securities or obligations (except (A) in connection with the exercise of outstanding stock options referred to in Section 3.2 in accordance with their terms, (B) in connection with the conversion of Tango Debentures in accordance with their terms, and (C) if required by written agreement existing as of the date hereof) or (iv) reclassify, combine, split or subdivide any of its outstanding shares of capital stock;

                 (c) Except as described in Section 5.3(c) of the Tango Disclosure Schedule, neither Tango nor any Tango Subsidiary shall, directly or indirectly, (i) other than in the ordinary course of business and consistent with past practices, issue, grant, sell or pledge or agree or propose to issue, grant, sell or pledge any shares of, or rights or securities of any kind to acquire any shares of, the capital stock of Tango or such Tango Subsidiary, except that Tango may grant, consistent with past practice and in the ordinary course, stock options to employees (other than executive officers) and consultants under the 1995 Plan (as defined in Section 3.2) and may issue shares of Tango Common Stock upon the exercise of stock options outstanding on the date hereof pursuant to the terms thereof existing as of the date hereof or issued hereafter in accordance herewith, (ii) other than in the ordinary course of business and consistent with past practices incur any material indebtedness for borrowed money, except under credit facilities existing as of the date hereof and as they may be amended from time to time or pursuant to a substitute credit facility on terms comparable to such existing credit facilities, (iii) waive, release, grant or transfer any rights of material value, except in the ordinary course of business, (iv) except as provided in clause
         (v) below, merge or consolidate with any person or adopt a plan of liquidation or dissolution, (v) acquire (or enter into an agreement to acquire) any assets, stock or other interests of a third-party except for cash transactions involving total cash consideration in any individual transaction not in excess of $10 million or, taking all such acquisitions in the aggregate, involving consideration not in excess of $10 million and which are of a nature so as not to require a merger or consolidation with Tango or to cause the Registration Statement or the Proxy Statement to need to be amended by Tango or would otherwise materially delay or prevent the consummation of the transactions contemplated hereby (other than purchases of assets from suppliers or vendors in the ordinary course of business and consistent with past practices), (vi) transfer, lease, license, sell or dispose of a material portion of assets or any material assets, other than in the ordinary course of business and consistent with past practices, (vii) change any accounting principles or methods except insofar as may be required by changes in generally accepted accounting principles, (viii) other than in the ordinary course of business consistent with past practices, mortgage or pledge any of their assets or properties or subject any of their assets or properties to any material liens, charges, encumbrances, imperfections of title, security interests, options or rights or claims of others with respect thereto (and shall maintain such assets in good condition, reasonable wear and tear excepted), or (ix) except as otherwise would be permitted by Section 5.3(c)(v) above, enter into any joint venture, affiliation, partnership or similar agreement, or amend, modify or alter any such transaction to which Tango or any Tango Subsidiary is presently a party;

                 (d) Neither Tango nor any Tango Subsidiary will, directly or indirectly, (i) increase the compensation payable or to become payable by it to any of its employees, officers, consultants or directors (except in accordance with employment or consulting agreements, and welfare and benefit plans set forth on the Tango Disclosure Schedule, and except for increases consistent with past practice and which are otherwise reasonably necessary for the operation of the business of Tango and the Tango Subsidiaries), (ii) establish, enter into, adopt or amend any stock option, stock purchase, profit sharing, pension, retirement, deferred compensation, restricted stock or severance plan, agreement or arrangement for the benefit of employees, officers, directors or consultants of Tango or any Tango Subsidiary, (iii) enter into or amend any employment or consulting agreement, except in the ordinary course of business, or
         (iv) make any loan or advance to, or enter into any written contract, lease or commitment with, any officer, employee, consultant or director of Tango or any Tango Subsidiary, except in the ordinary course of business, except, in any such case, as may be required by applicable law;

                 (e) Neither Tango nor any Tango Subsidiary shall, directly or indirectly, assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, corporation or other entity, or make any loans or advances to any individual, corporation or other entity except in the ordinary course of business and consistent with past practices;

                 (f) Neither Tango nor any Tango Subsidiary shall take any action which would interfere with the parties' abilities to account for the merger as a "pooling of interests"; and

                 (g) Neither Tango nor any Tango Subsidiary shall authorize or enter into any agreement to do any of the things described in clauses (a) through (f) of this Section 5.3.

         5.4 Access to Properties and Records. Each party shall afford to the other and their respective accountants, counsel and representatives ("Respective Representatives"), reasonable access during normal business hours upon reasonable prior notice throughout the period prior to the Effective Time to all of their respective properties (including, without limitation, books, contracts, commitments and written records) and shall make reasonably available during normal business hours upon reasonable prior notice their respective officers and employees to answer fully and promptly questions put to them thereby; provided, however, that no investigation pursuant to this Section 5.4 shall alter any representation or warranty of any party hereto or the conditions to the obligations of the parties hereto.

         5.5     No Solicitation of Transactions.

                 (a) None of Twister or any Twister Subsidiary shall, or shall authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative or agent retained by Twister or any Twister Subsidiary to, initiate or solicit or knowingly encourage (including by way of furnishing non-public information), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Third Party Transaction (as such term is defined below in this Section 5.5), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Third Party Transaction. Twister shall promptly notify Tango orally and in writing of all relevant details relating to all proposals which it or any Twister Subsidiary or any such officer, director, employee, investment banker, financial advisor, attorney, accountant or other representative may receive relating to any of such matters and, if such inquiry or proposal is in writing, Twister shall forthwith deliver to Tango a copy of such inquiry or proposal; provided, however, that nothing contained in this Section 5.5(a) shall prohibit the Board of Directors of Twister from (i) furnishing information to, or entering into discussions or negotiations or an agreement with, any person or entity that makes an unsolicited offer of a Third Party Transaction (a "Proposed Twister Transaction") if, and only to the extent that,
(A) the Board of Directors of Twister determines in its good faith judgment, after consultation with independent legal counsel (which may include its regularly engaged independent legal counsel) that such action is required for the Board of Directors of Twister to comply with its fiduciary duties to stockholders under applicable law, (B) in making the determination referenced in Clause (A) above, the Board of Directors of Twister shall have determined in good faith, after consultation with its financial advisors, that the Proposed Twister Transaction would result in a transaction more favorable to Twister's stockholders than the transaction contemplated by this Agreement (any such Proposed Twister Transaction, as contemplated by clauses (A) through (C) of this paragraph, referred to herein as a "Superior Twister Proposal") and (C) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Twister (x) provides written notice to Tango to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity and (y) receives from such person or entity an executed confidentiality agreement in reasonably customary form on terms not more favorable to such person or entity than the terms contained in the Confidentiality Agreement (as hereinafter defined); (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer not made in violation of this Section 5.5(a) or (iii) failing to make or withdrawing or modifying its recommendation referred to in
Section 5.1(d) if there exists a Third Party Transaction that the Board of Directors of Twister determines, in its good faith judgment, is a Superior Twister Proposal.

                 (b) None of Tango or any Tango Subsidiary shall, or shall authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative or agent retained by Tango or any Tango Subsidiary to, initiate or solicit or knowingly encourage (including by way of furnishing non-public information), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Third Party Transaction, or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Third Party Transaction. Tango shall promptly notify Twister orally and in writing of all relevant details relating to all proposals which it or any Tango Subsidiary or any such officer, director, employee, investment banker, financial advisor, attorney, accountant or other representative may receive relating to any of such matters and, if such inquiry or proposal is in writing, Tango shall forthwith deliver to Twister a copy of such inquiry or proposal; provided, however, that nothing contained in this
Section 5.5(b) shall prohibit the Board of Directors of Tango from (i) furnishing information to, or entering into discussions or negotiations or an agreement with, any person or entity that makes an unsolicited offer of a Third Party Transaction (a "Proposed Tango Transaction") if, and only to the extent that, (A) the Board of Directors of Tango determines in its good faith judgment, after consultation with independent legal counsel (which may include its regularly engaged independent legal counsel) that such action is required for the Board of Directors of Tango to comply with its fiduciary duties to stockholders under applicable law, (B) in making the determination referenced in Clause (A) above, the Board of Directors of Tango shall have determined in good faith, after consultation with its financial advisors, that the Proposed Tango Transaction would result in a transaction more favorable to Tango's stockholders than the transaction contemplated by this Agreement (any such Proposed Tango Transaction, as contemplated by clauses (A) through (C) of this paragraph referred to herein as a "Superior Tango Proposal") and (C) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Tango (x) provides written notice to Twister to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity and (y) receives from such person or entity an executed confidentiality agreement in reasonably customary form on terms not more favorable to such person or entity than the terms contained in the Confidentiality Agreement; (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer not made in violation of this Section 5.5(b) or (iii) failing to make or withdrawing or modifying its recommendation referred to in Section 5.1(d) if there exists a Third Party Transaction that the Board of Directors of Tango determines, in its good faith judgment, is a Superior Tango Proposal.

                 (c) For purposes of this Agreement, "Third Party Transaction" shall mean with respect to a party hereto any of the following (other than transactions between Tango, Merger Sub and Twister contemplated hereby): (i) any merger, consolidation, share exchange, business combination, or other similar transaction involving such party; (ii) any sale, exchange, transfer or other disposition of 20% or more of the assets of such party and its Subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any sale of or tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of such party or the filing of a registration statement under the Securities Act in connection therewith; (iv) any person acquiring beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) having been formed for the purpose of effecting a Third Party Transaction referred to in Sections 5.5(c)(i), (ii) or (iii) which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the then outstanding shares of capital stock of such party; or (v) any public announcement by such party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing with respect to such party.

         5.6 Employee Benefit Plans. Except as otherwise provided in this Agreement, the Twister employee benefit plans listed on the Twister Disclosure Schedule which are in effect at the date of this Agreement shall remain in effect for at least one year following the Effective Time. Tango and Twister shall cooperate in coordinating their respective benefit plans, and any Twister employee benefit plan may be terminated after the Effective Time, but solely to the extent that benefits are provided to the employees of Twister under one or more employee benefits plans of Tango or any Tango Subsidiary ("Tango Plans") which are least comparable to those provided under the employee benefit plans or arrangements then provided under the Tango Plans and are not less beneficial than the benefits provided to the employees of Twister under the employee benefit plans or arrangements of Twister as of the Closing Date. For all purposes of determining eligibility and any and all entitlements under any Tango Plan, service performed by employees of Twister prior to the Closing Date shall be credited.

         5.7     Treatment of Options and Debentures.

                 (a) Each Twister Stock Option issued pursuant to Twister's 1995 Stock Option Plan, as amended (the "Twister Option Plan") or issued other than pursuant to the Twister Option Plan set forth in the Twister Disclosure Schedule, whether or not vested or exercisable, shall be assumed by Tango and shall constitute an option to acquire, on the same terms and conditions as were applicable under such assumed Twister Stock Option, a number of shares of Tango Common Stock equal to the product of the Exchange Ratio and the number of shares of Twister Common Stock subject to such Twister Stock Option, at a price per share equal to the aggregate exercise price for the shares of Twister Common Stock subject to such Twister Stock Option divided by the number of full shares of Tango Common Stock deemed to be purchasable pursuant to such Twister Stock Option; provided, however, that (i) subject to the provisions of clause (ii) below, the shares of Tango Common Stock that may be purchased upon exercise of such Twister Stock Option shall not include any fractional shares and, upon the last such exercise of such Twister Stock Option, a cash payment shall be made for any fractional shares based upon the per share average of the highest and lowest sale price of the Tango Common Stock as reported on the AMEX on the date of such exercise, and (ii) in the case of any Twister Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 or Section 423 of the Code ("Qualified Stock Options"), the option price, the number of shares purchasable pursuant to such Twister Stock Option and the terms and conditions of exercise of such Twister Stock Option shall be determined in order to comply with Section 424 of the Code; provided, further that all Twister Stock Options shall become vested and exercisable in full as of the Effective Time. As soon as practicable after the Effective Time, Tango shall deliver to holders of Twister Stock Options appropriate option agreements representing the right to acquire shares of Tango Common Stock on the same terms and conditions as contained in the outstanding Twister Stock Options (subject to any adjustments required by the preceding sentence), upon surrender of the outstanding Twister Stock Options. Notwithstanding anything herein which may be construed to the contrary, each holder of a Twister Stock Option may elect, in accordance with the change of control provision under the Twister Option Plan or in such holder's stock option agreement that applies with respect to the Merger, to receive a cash payment upon the cancellation or surrender of all or a portion of such Twister Stock Option (as adjusted in accordance with this Section 5.7(a)), in an amount determined pursuant to such change of control provision. Tango shall comply with the terms of the Twister Option Plan and the terms of the Twister Stock Options issued other than pursuant to the Twister Option Plan as they apply to the Twister Stock Options assumed as set forth above, including, but not limited to, any other provisions regarding changes of control that may apply with respect to the Merger.

                 (b) Tango shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Tango Common Stock for delivery upon exercise of the Twister Stock Options assumed in accordance with this Section 5.7. Tango shall file a registration statement on Form S-8 (or any successor form) or another appropriate form, effective as of the Effective Time, with respect to shares of Tango Common Stock subject to such Twister Stock Options and shall use all reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Twister Stock Options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, Tango shall administer the Twister Option Plan and the Twister Stock Options assumed pursuant to this Section 5.7 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act.

                 (c) The Twister Debentures issued pursuant to the Indenture dated as of May 23, 1996 (the "Twister Indenture") shall be assumed by Tango at the Effective Time by Tango's execution and delivery of a supplemental indenture as contemplated by the Twister Indenture (the "Supplemental Indenture"). To the extent required by the Twister Indenture, such Supplemental Indenture shall provide that holders of the Twister Debentures have the right to convert, on the same terms and conditions as were applicable immediately prior to the Merger, the principal amount of any Twister Debentures into Tango Common Stock at a conversion price (the "New Conversion Price") equal to the quotient of the conversion price in effect for the Twister Debentures immediately prior to the Merger divided by the Exchange Ratio. Promptly following the Closing, Tango shall prepare and file a registration statement on Form S-3 or another appropriate form with the Commission to permit the sale under the Securities Act of the Twister Debentures and the shares of Tango Common Stock issuable upon conversion thereof, and Tango shall assume and satisfy the obligations of Twister arising out of those certain Registration Rights Agreements dated as of May 17, 1996 by and between Twister and the purchasers of the Twister Debentures.

                 (d) Upon the execution of the Supplemental Indenture, Tango shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Tango Common Stock for issuance and delivery upon conversion of the Twister Debentures assumed in accordance with this
Section 5.7.

         5.8     Indemnification.

                 (a) From and after the Effective Time, Tango shall indemnify, defend and hold harmless to the fullest extent permitted under Delaware law each person who is now, or has been at any time prior to the date hereof, an officer or director of Twister (individually, an "Indemnified Party" and collectively, the "Indemnified Parties"), against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement of or otherwise in connection with any claim, action, suit, proceeding or investigation (a "Claim") arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement and the Option Agreement). In the event of any such Claim, Tango shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under the DGCL, upon receipt from the Indemnified Party to whom expenses are advanced of the undertaking to repay such advances contemplated by Section 145(e) of the DGCL.

                 (b) Tango shall cause the Surviving Corporation to keep in effect provisions in its Articles of Incorporation and Bylaws with respect to indemnification and director and officer exculpation from liability identical to such provisions contained in the Articles of Incorporation and Bylaws of Twister on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of Twister in respect of actions or omissions at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement and the Cross Option Agreement, except as required by applicable law or except to make changes permitted by law that would not materially diminish the Indemnified Parties' right of indemnification.

                 (c) For a period of six years after the Effective Time, Tango shall cause to be maintained in effect the current officers' and directors' liability insurance maintained by Twister (provided that Tango may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous than such existing insurance) with respect to Claims arising from facts or events which occurred prior to the Effective Time; provided, however, that Tango shall not be required in order to maintain or procure such coverage to pay an annual premium in excess of two and one-half times the current annual premium paid by Twister for its existing coverage (the "Cap"); and provided, further, that if existing coverage cannot be maintained or equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, Tango shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

                 (d) This Section 5.8 shall survive the closing of all of the transactions contemplated hereby, is intended to benefit the officers and employees of Twister and of the Twister Subsidiaries at the Effective Time and each of the Indemnified Parties and their respective heirs and personal representatives (each of which shall be entitled to enforce this Section 5.8 against Tango and the Surviving Corporation, as the case may be, as a third-party beneficiary of this Agreement), and shall be binding on all successors and assigns of Tango and the Surviving Corporation.

         5.9 Confidentiality. The Amended and Restated Confidentiality Agreement, dated even herewith (the "Confidentiality Agreement") between Twister and Tango (a copy of which is attached hereto as Exhibit B) is hereby affirmed by Tango and Twister and the terms thereof are herewith incorporated herein by reference and shall continue in full force and effect until the Effective Time shall have occurred, and if this Agreement is terminated or if the Effective Time shall not have occurred for any reason whatsoever, the Confidentiality Agreement shall thereafter remain in full force and effect in accordance with its terms; provided, however, to the extent there are any provisions in the Confidentiality Agreement inconsistent with the terms of this Agreement, the terms of this Agreement shall control.

         5.10 Reasonable Best Efforts. Subject to the terms and conditions herein provided, the parties hereto shall: (i) promptly make their respective filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act (in the case of Tango) and the Exchange Act and the rules and regulations thereunder, and any other applicable Federal or state securities laws, (B) the HSR Act and
(C) any other applicable Laws; (ii) use all reasonable efforts to cooperate with one another in (A) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations ("Third Party Consents") are required to be obtained prior to the Effective Time from Governmental Entities or other third parties in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) timely making all such filings and timely seeking all such Third Party Consents; and (iii) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of the parties hereto shall take all such necessary action. Each of the parties hereto shall promptly give (or cause their respective subsidiaries to give) any notices regarding the Merger, this Agreement or the transactions contemplated hereby or thereby to third parties required under applicable Law or by any contract, license, lease or other agreement to which it or any of its subsidiaries is bound, and use, and cause its Subsidiaries to use, all reasonable efforts to obtain any Third Party Consents required under any such contract, license, lease or other agreement in connection with the consummation of the Merger or the other transactions contemplated by this Agreement. No party hereto shall (i) take any action for the purpose of delaying, impairing or impeding the receipt of any Third Party Consent, or the making of any required filing or registration, (ii) take any action that could reasonably have the effect of preventing Tango and Twister from accounting for the Merger as a "pooling of interests" or (iii) subject to compliance with mandatory disclosure requirements under applicable securities laws, take any action (or fail to take any action) that could reasonably be expected to have an adverse effect on the price of the Tango Common Stock. Each party hereto shall use all reasonable efforts to overturn or vacate any Law or Order (hereinafter defined) (whether temporary, preliminary or permanent) enacted, issued, promulgated, enforced or entered by any Governmental Entity or Federal or state court of competent jurisdiction which is in effect and has effect of making the Merger illegal or otherwise prohibiting consummation of the transactions contemplated by this Agreement.

         5.11 Certification of Stockholder Vote. At or prior to the Closing of the transactions contemplated by this Agreement, Twister and Tango shall deliver to each other a certificate of their respective Secretary setting forth the number of shares of Twister Common Stock or Tango Common Stock, as the case may be, voted in favor of adoption of this Agreement and consummation of the Merger and the number of shares of Twister Common Stock or Tango Common Stock voted against adoption of this Agreement and consummation of the Merger.

         5.12    Affiliate Agreements.

                 (a) Not fewer than 45 days prior to the Effective Time, Twister shall deliver to Tango a list of names and addresses of each person who was, in Twister's reasonable judgment, at the record date for the Twister Meeting, an "affiliate" of Twister within the meaning of Rule 145 promulgated under the Securities Act or applicable Commission accounting releases with respect to "pooling of interests" accounting treatment (each a "Pooling Affiliate"). Twister shall provide Tango such information and documents as Tango shall reasonably request for purposes of reviewing such list. Twister shall use all reasonable efforts to deliver or cause to be delivered to Tango, prior to the Effective Time, an affiliate agreement substantially in the form attached hereto as Exhibit C-1 (each, a "Twister Affiliate Agreement"), executed by each of the Pooling Affiliates of Twister identified in the above-referenced list.

                 (b) Tango shall use all reasonable efforts to obtain or cause to be obtained, prior to the Effective Time, an affiliate agreement in substantially the form attached hereto as Exhibit C-2 (each, a "Tango Affiliate Agreement"), executed by each person who was, in Tango's reasonable judgment, at the record date for the Tango Meeting, a Pooling Affiliate of Tango.

         5.13 Listing Application. Tango shall promptly prepare and submit to the AMEX a listing application covering the shares of Tango Common Stock issuable in the Merger, and shall use its best efforts to obtain, prior to the Effective Time, approval for the listing of such Tango Common Stock, subject to official notice of issuance.

         5.14 Supplemental Disclosure Schedules. Each of Tango and Twister shall supplement their respective Disclosure Schedules delivered in connection with this Agreement as of the Effective Time to the extent necessary to reflect matters permitted by, or consented to by, the other party under this Agreement. In addition, from time to time prior to the Effective Time, each of Tango and Twister will promptly deliver to the other party such amended or supplemental Disclosure Schedules as may be necessary to make the Schedules accurate and complete in all material respects as of the Effective Time; provided, however, that no such disclosure shall have any effect for the purpose of determining the satisfaction of the conditions set forth in Article VI of this Agreement.

         5.15 No Action. Except as contemplated by this Agreement, no party hereto will, nor will either such party permit any of its Subsidiaries to, take or agree or commit to take any action that is reasonably likely to make any of its representations or warranties hereunder inaccurate in any material respect at the date made (to the extent so limited) or as of the Effective Time.

         5.16 Conduct of Business of Merger Sub. Merger Sub shall not conduct any business from the date of this Agreement, other than to consummate the Merger and the transactions contemplated by this Agreement.

         5.17    Corporate Governance.

                 (a) Effective at or immediately prior to the Effective Time, the Board of Directors of Tango shall take all action necessary (including any necessary amendments of the Bylaws of Tango) to implement the provisions of this Section 5.17 and to cause the full Board of Directors of Tango, at and immediately after the Effective Time, to consist of the following ten directors: William G. Petty, Jr., William F. Lasky, Richard W. Boehlke, Gene E. Burleson, Robert Haveman, Ronald G. Kenny, Jerry L. Tubergen, Timothy
J. Buchanan, Steven L. Vick and D. Ray Cook, M.D. If any of Messrs. Buchanan, Vick or Dr. Cook (each an "Initial Twister Director") is unable or unwilling to serve as a director of Tango at the Effective Time, such Initial Twister Director shall be replaced by an individual or individuals designated by the Board of Directors of Twister and approved by the Board of Directors of Tango, such approval not to be unreasonably withheld, and if any of the remaining individuals named above are unable or unwilling to serve, such individual or individuals shall be replaced by an individual or individuals designated by the Board of Directors of Tango.

                 (b) Following the Effective Time and continuing through the 1999 Annual Meeting of Stockholders of Tango, any vacancy on the Board of Directors of Tango arising among the Initial Twister Directors (or any other individual or individuals selected by the Board of Directors of Twister as a replacement director pursuant to Section 5.18(a) or by the Initial Twister Directors or their successors) and any nominee selected to fill a director position occupied by any of the foregoing individuals (the "Twister Directors") shall be nominated on behalf of the Tango Board of Directors, filled or selected by a majority vote of the remaining Twister Directors and approved by the Board of Directors of Tango, such approval not to be unreasonably withheld.

                 (c) At the Effective Time, the Board of Directors of Tango shall take all actions necessary to create an Executive Committee ("Executive Committee") to be comprised of Messrs. Petty, Lasky and Buchanan, which committee shall have authority, acting by unanimous vote of all Executive Committee members, to (i) approve development, acquisition and financing transactions, without the separate approval of the Board of Directors of Tango, up to levels approved by the Board of Directors of Tango in authorizing such committee; (ii) review and formulate recommendations on matters to be submitted to the Board of Directors of Tango; (iii) approve and manage the consolidation of the operations of the Surviving Corporation and its Subsidiaries and Tango and the Tango Subsidiaries; and (iv) have such additional responsibilities and functions as are delegated from time to time by the Board of Directors of Tango.

                 (d) Effective at or immediately prior to the Effective Time, the Board of Directors of Tango shall (i) take all actions necessary to cause Mark W. Ohlendorf to be elected a Senior Vice President of Tango and to cause Tango to execute and deliver to Mr. Ohlendorf an executive employment agreement in substantially the form attached hereto as Exhibit C-3 (the "Executive Employment Agreement"); and (ii) take all action necessary to cause Tango to execute and deliver to the persons listed on Schedule 5.17(d) hereto executive employment agreements in substantially the form attached hereto as Exhibit C-4 (the "Other Executive Employment Agreements") with each of the persons listed on Schedule 5.17(d) hereto.

                 (e) It is the intent of Tango and Twister that the Surviving Corporation shall continue to operate as a separate and distinct business unit and as a wholly-owned subsidiary of Tango with its principal executive offices located at 543 S. Webb Road, Wichita, Kansas; provided, however, such manner of operation shall be at the pleasure of the Executive Committee which shall be delegated the responsibility of developing and implementing measures to achieve coordination and integration of the Surviving Corporation with and into Tango and, as such, shall have responsibility for determining all matters relevant thereto.

                 (f) At the Tango Meeting, as part of the approval of the Merger, the Stockholders of Tango shall adopt the amendments to its Bylaws set forth on Exhibit C-5 attached hereto (the "Tango Bylaws Amendments"), which amendments are intended to address the matters described in Section 5.17(b) and (c) of this Agreement and which may only be amended, modified or repealed in accordance with their terms.

                 (g) At the Effective Time, Tango shall adopt the Stay Plan described in Schedule 5.17(g) hereto.

         5.18 Cross Option Agreement. Simultaneously with the execution of this Agreement, Tango and Twister have executed and delivered the Cross Option Agreement in the form attached hereto as Exhibit D (the "Cross Option Agreement").

         5.19 Plan of Reorganization. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement, each party hereto shall use all reasonable efforts to cause the Merger to qualify, and shall not, without the prior written consent of the other parties hereto, knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying as a reorganization under the provisions of Section 368 of the Code. In the event that the Merger shall fail to qualify as a reorganization under the provisions of Section 368 of the Code, then the parties hereto agree to negotiate in good faith to restructure the Merger in order that it shall qualify as a tax-free transaction under the Code. Following the Effective Time, and consistent with any such consent, neither the Surviving Corporation nor Tango nor any of their respective affiliates knowingly and voluntarily shall take any action or cause any action to be taken which could reasonably be expected to cause the Merger to fail to qualify as a reorganization under
Section 368 of the Code.

         5.20 Compliance by Merger Sub. Tango shall take all action necessary to cause Merger Sub to perform its obligations hereunder (including, but not limited to, consummation of the Merger) and to otherwise comply with the terms hereof.

         5.21 Change Corporate Name. Tango and Twister agree to jointly consider changing the corporate name of Tango after the Effective Time to a name that, in the judgment of Tango and Twister, better reflects the resulting business of Tango after the Merger and Tango's long-range strategic plans.


                                   ARTICLE VI
                              CONDITIONS PRECEDENT

         6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

                 (a) The Registration Statement shall have been declared effective by the Commission under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and shall be continuing to be in effect, and no proceedings for that purpose shall have been initiated or threatened by the Commission. All state securities laws or "blue sky" permits and authorizations necessary to issue the Share Consideration and other securities of Tango pursuant to the Merger and the transactions contemplated hereby shall have been received, or the issuance of the Share Consideration and other securities shall be exempt from the requirements of such state laws.

                 (b) This Agreement and the Merger contemplated hereby and any other action necessary to consummate the transactions contemplated hereby shall have been approved and adopted by the requisite vote of
         (i) the holders of the outstanding shares of the Twister Common Stock entitled to vote thereon at the Twister Meeting and (ii) the holders of the outstanding shares of Tango Common Stock entitled to vote thereon at the Tango Meeting.

                 (c) No Governmental Entity or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the transactions contemplated by this Agreement, nor shall any proceeding by any Governmental Entity seeking any of the foregoing be pending.

                 (d) The applicable waiting period under the HSR Act shall have expired or been terminated without action by the Justice Department or the Federal Trade Commission to prevent consummation of the Merger.

                 (e) The shares of Tango Common Stock issuable to Twister's stockholders and option holders in the Merger or thereafter and the shares of Tango Common Stock to be issuable upon conversion of the Twister Debentures shall have been authorized for listing on the AMEX, upon official notice of issuance.

                 (f) There shall not have been instituted or pending any action or proceeding by or before any Governmental Entity or Federal or state court, nor shall there be any determination by any Government Entity, which, in either case, would require either party to take any action or do anything in connection with the foregoing which would compel Tango to dispose of all or a material portion of the business or assets of Tango and the Tango Subsidiaries, taken as a whole, or of Twister and the Twister Subsidiaries, taken as a whole.

                 (g) Tango and Twister shall have received a letter from each of Ernst & Young LLP and KPMG Peat Marwick LLP, dated as of the Effective Time, in form and substance reasonably satisfactory to them, to the effect that the Merger qualifies for

         "pooling of interests" treatment for financial reporting purposes and that such accounting treatment is in accordance with generally accepted accounting principles.

                 (h) Twister shall have received the opinion of Stroock & Stroock & Lavan LLP dated as of the Effective Time, to the effect that
         (i) the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, (ii) that each of Tango, Merger Sub and Twister will be a party to the reorganization within the meaning of Section 368(b) of the Code and
         (iii) that no gain or loss will be recognized by a stockholder of Twister as a result of the Merger with respect to the Twister Shares converted solely into shares of the Tango Common Stock.

                 (i) Tango shall have received the opinion of Rogers & Hardin, dated as of the Effective Time, to the effect that (i) the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code, (ii) that each of Tango, Merger Sub and Twister will be a party to the reorganization within the meaning of Section 368(b) of the Code and
         (iii) no gain or loss will be recognized by Twister, Tango or Merger Sub as a result of the Merger.

         6.2 Additional Conditions to the Obligations of Twister. The obligation of Twister to effect the Merger and the other transactions contemplated in this Agreement shall be subject to the fulfillment by Twister at or prior to the Effective Time of the following additional conditions, any or all of which may be waived, to the extent permitted by applicable Law:

                 (a) Each of Tango and Merger Sub shall have performed in all material respects its obligations under this Agreement required to be performed by it on or prior to the Effective Time pursuant to the terms hereof.

                 (b) Each of the representations and warranties of Tango and Merger Sub in this Agreement which are qualified with respect to a Material Adverse Effect on Tango or materiality shall be true and correct as of the Effective Time, and all such representations or warranties that are not so qualified shall be true and correct in all material respects as of the Effective Time, in each case as if such representation or warranty was made as of the Effective Time, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such specified date and, with respect to Section 3.3, to the extent it is permitted to change by the provisions of this Agreement.

                 (c) From the date hereof through the Effective Time, there shall not have been (except as expressly permitted by Section
         5.3 hereof) (i) any Material Adverse Effect on Tango; (ii) any material indebtedness incurred by Tango or any Tango Subsidiary for money borrowed, except under credit facilities disclosed in the Tango Current Reports, if any; (iii) any material transaction or commitment, except in the ordinary course of business or as contemplated by this Agreement, entered into by Tango or any of the

         Tango Subsidiaries; (iv) any damage, destruction or loss, whether covered by insurance or not, which, individually or in the aggregate, would have a Material Adverse Effect on Tango; (v) any material change by Tango in accounting principles or methods except insofar as may be required by a change in generally accepted accounting principles; (vi) any declaration, setting aside or payment of any dividend (whether in cash, securities or property) with respect to the Tango Common Stock; or (vii) any material agreement to acquire any assets or stock or other interests of any third-party; (viii) any increase in the compensation payable or to become payable by Tango or any Tango Subsidiary to any employees, officers, directors, or consultants or in any bonus, insurance, welfare, pension or other employee benefit plan, payment or arrangement made to, for or with any such employee, officer, director or consultant (other than as provided in employment agreements, consulting agreements and welfare and benefit plans set forth on the Tango Disclosure Schedule, and except for increases consistent with past practice); (ix) any material revaluation by Tango or any Tango Subsidiary of any asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable); (x) any mortgage or pledge of any of the assets or properties of Tango or any Tango Subsidiary or the subjection of any of the assets or properties of Tango or any Tango Subsidiary to any material liens, charges, encumbrances, imperfections of title, security interest, options or rights or claims of others with respect thereto; or (xi) any assumption or guarantee by Tango or a Tango Subsidiary of the indebtedness of any person or entity.

                 (d) Each of Tango and Merger Sub shall have delivered a certificate of its Chief Executive Officer or President and its Chief Financial Officer certifying the fulfillment (or waiver by Twister) of the conditions set forth in clauses (a), (b), (c) and (e) of this
         Section 6.2 and, as to Tango and Merger Sub, the conditions set forth in Section 6.1.

                 (e) Tango and Merger Sub shall have obtained all Third Party Consents (applicable to Tango, any Tango Subsidiary or Merger
         Sub) contemplated by subsection (ii) of Section 5.10, except for (i) such Third Party Consents which, if not obtained, would not, individually or in aggregate, reasonably be anticipated to have a Material Adverse Effect on Tango and (ii) such Third Party Consents which, in accordance with applicable Law, cannot be obtained prior to the Effective Time.

                 (f) Twister shall have received from Rogers & Hardin, counsel to Tango, an opinion or opinions dated as of the Effective Time covering such matters as shall be reasonably agreed upon by Twister and Tango.

         6.3 Conditions to the Obligations of Tango and Merger Sub to Effect the Merger. The obligations of Tango and Merger Sub to effect the Merger shall be subject to the fulfillment by Tango at or prior to the Effective Time of the following additional conditions, any or all of which may be waived, to the extent permitted by applicable law:

                 (a) Twister shall have performed in all material respects each of its obligations under this Agreement required to be performed by it on or prior to the Effective Time pursuant to the terms hereof.

                 (b) All representations or warranties of Twister in this Agreement which are qualified with respect to a Material Adverse Effect on Twister or materiality shall be true and correct as of the Effective Time, and all such representations or warranties that are not so qualified shall be true and correct in all material respects as of the Effective Time, in each case as if such representation or warranty were made as of the Effective Time except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such specified date and with respect to Section 4.3, to the extent permitted to change by the provisions of this Agreement.

                 (c) From the date hereof through the Effective Time, there shall not have been (except as expressly permitted by Section
         5.2 hereof) (i) any Material Adverse Effect on Twister; (ii) any material indebtedness incurred by Twister or any Twister Subsidiary for money borrowed, except under credit facilities disclosed in the Twister Current Reports, if any; (iii) any material transaction or commitment, except in the ordinary course of business or as contemplated by this Agreement, entered into by Twister or any of the Twister Subsidiaries; (iv) any damage, destruction or loss, whether covered by insurance or not, which, individually or in the aggregate, would have a Material Adverse Effect on Twister; (v) any material change by Twister in accounting principles or methods except insofar as may be required by a change in generally accepted accounting principles; (vi) any declaration, setting aside or payment of any dividend (whether in cash, securities or property) with respect to the Twister Common Stock; or (vii) any material agreement to acquire any assets or stock or other interests of any third-party; (viii) any increase in the compensation payable or to become payable by Twister or any Twister Subsidiary to any employees, officers, directors, or consultants or in any bonus, insurance, welfare, pension or other employee benefit plan, payment or arrangement made to, for or with any such employee, officer, director or consultant (other than as provided in employment agreements, consulting agreements and welfare and benefit plans set forth on the Twister Disclosure Schedule, and except for increases consistent with past practice); (ix) any material revaluation by Twister or any Twister Subsidiary of any asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable); (x) any mortgage or pledge of any of the assets or properties of Twister or any Twister Subsidiary or the subjection of any of the assets or properties of Twister or any Twister Subsidiary to any material liens, charges, encumbrances, imperfections of title, security interest, options or rights or claims of others with respect thereto; or (xi) any assumption or guarantee by Twister or a Twister Subsidiary of the indebtedness of any person or entity.

                 (d) Twister shall have delivered a certificate of its Chief Executive Officer or President and its Chief Financial Officer certifying the fulfillment (or waiver by Tango) of the conditions set forth in clauses (a), (b), (c) and (e) of this
         Section 6.3 and, as to Twister, of the conditions set forth in Section 6.1.

                 (e) Twister shall have obtained all Third Party Consents (applicable to Twister or any Twister Subsidiary) contemplated by subsection (ii) of Section 5.10, except for (i) such Third Party Consents which, if not obtained, would not individually or in aggregate, reasonably be anticipated to have a Material Adverse Effect on Twister and (ii) such Third Party Consents which, in accordance with applicable Law, cannot be obtained prior to the Effective Time.

                 (f) Merger Sub shall have received letters of resignation addressed to Twister from the members of Twister's board of directors not listed on Schedule 1.6(a) hereto, which resignations shall be effective as of the Effective Time.

                 (g) Tango shall have received from Stroock & Stroock & Lavan LLP and Klenda, Mitchell, Austerman & Zuercher, L.L.C., as to matters of Kansas law, counsel to Twister, an opinion or opinions dated as of the Effective Time covering such matters as shall be reasonably agreed upon by Tango and Twister.

                 (h) Tango shall have received a Twister Affiliate Agreement from each of the Pooling Affiliates of Twister and a Tango Affiliate Agreement from each of the Pooling Affiliates of Tango, as provided in Section 5.13.


                                  ARTICLE VII
                                  TERMINATION

         7.1     Termination.

                 (a) Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of Tango or Twister, by the mutual consent of Tango and Twister.

                 (b) Termination by Either Twister or Tango. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Twister or Tango at any time prior to the Effective Time, whether before or after the approval of this Agreement by the stockholders of Tango or Twister, if (i) the Merger shall not have been consummated by March 31, 1998 (provided, however, that this date may be extended to a date not later than June 30, 1998 by written notice of either Tango or Twister if the Merger shall not have been consummated as a result of Tango or Twister having failed by March 31, 1998 to receive all Third Party Consents with respect to the Merger or as a result of an order, writ, judgment, injunction, consent decree, stipulation, determination or award entered by or with any Governmental Entity), or (ii) the approval of Tango's stockholders required by Section 6.1(b) shall not have been obtained at the Tango Meeting or at any adjournment thereof, or (iii) the approval of Twister's stockholders required by Section 6.1(b) shall not have been obtained at the Twister Meeting or at any adjournment thereof, or (iv) a court of competent jurisdiction or Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement (an "Order") and such Order shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (iv) must have used all reasonable efforts to remove such Order; provided further, in the case of a termination pursuant to clause (i) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that proximately caused the occurrence of the failure referred to in said clause.

                 (c) Termination by Tango. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the adoption and approval by the stockholders of Tango referred to in Section 6.1(b), by action of the Board of Directors of Tango if
(i) a Superior Tango Proposal for a Third Party Transaction involving Tango has been made or received and such Board determines, in the exercise of its good faith judgment (based on the advice of independent legal counsel) that such termination is required for such Board to comply with its fiduciary duties to the Tango stockholders; (ii) there has been a breach (provided that such breach would have or would be reasonably likely to have a Material Adverse Effect on Twister) of any representation, warranty, covenant or agreement on the part of Twister set forth in this Agreement, or if any representation or warranty of Twister shall have become untrue (provided that such untruth would have or would be reasonably likely to have a Material Adverse Effect on Twister), in either case such that the conditions in Section 6.3(a) or Section 6.3(b) would not be satisfied (a "Terminating Twister Breach"); provided that, if such Terminating Twister Breach is curable by Twister through the exercise of its reasonable efforts and for so long as Twister continues to exercise such reasonable efforts, Tango may not terminate this Agreement under this Section 7.1(c)(ii); (iii) following the receipt of a proposal of a Third Party Transaction by Twister (including a Superior Twister Proposal), the Board of Directors of Twister shall have altered its determination to recommend that the stockholders of Twister approve this Agreement and the transactions contemplated hereby; or (iv) following the receipt of a proposal for a Third Party Transaction by Twister (including a Superior Twister Proposal), Twister shall have failed to proceed to hold the Twister Meeting of its stockholders as contemplated by Section 5.1, provided Tango gives Twister 24 hours' prior written notice of its election to terminate under this clause (iv).

                 (d) Termination by Twister. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the adoption and approval by the stockholders of Twister referred to in Section 6.1(b) by action of the Board of Directors of Twister if
(i) a Superior Twister Proposal for a Third Party Transaction involving Twister has been made or received and such Board determines, in the exercise of its good faith judgment (based on the advice of independent legal counsel) that such termination is required for such Board to comply with its fiduciary duties to the Twister stockholders; (ii) there has been a breach (provided that such breach would have or would be reasonably likely to have a Material Adverse Effect on Tango) of any representation, warranty, covenant or agreement on the part of Tango set forth in this Agreement, or if any representation or warranty of Tango shall have become untrue (provided that such untruth would have or would be reasonably likely to have a Material Adverse Effect on Tango), in either case such that the conditions in Section 6.2(a) or Section 6.2(b) would not be satisfied (a "Terminating Tango Breach"); provided that, if such Terminating Tango Breach is curable by Tango through the exercise of its reasonable efforts and for so long as Tango continues to exercise such reasonable efforts, Twister may not terminate this Agreement under this Section 7.1(d)(ii); (iii) following the receipt of a proposal of a Third Party Transaction by Tango (including a Superior Tango Proposal), the Board of Directors of Tango shall have altered its determination to recommend that the stockholders of Tango approve this Agreement and the transactions contemplated hereby; or (iv) following the receipt of a proposal for a Third Party Transaction by Tango (including a Superior Tango Proposal), Tango shall have failed to proceed to hold the Tango Meeting of its stockholders as contemplated by Section 5.1, provided Twister gives Tango 24 hours' prior written notice of its election to terminate under this clause (iv).

         7.2     Effects of Termination.

                 (a) If (A) Tango terminates this Agreement pursuant to clause (i) of Section 7.1(c), (B) Twister terminates this Agreement pursuant to clause (iii) or (iv) of Section 7.1(d) following receipt by Tango of a proposal for a Third Party Transaction (including a Superior Tango Proposal), or (C) either Twister or Tango terminates this Agreement pursuant to clause (i) or
(ii) of Section 7.1(b) and prior to any Tango Meeting a proposal for a Third Party Transaction (including a Superior Tango Proposal) was received by Tango and such Third Party Transaction (or any revised transaction based upon such proposal for a Third Party Transaction) is consummated (including, in the case of a tender offer, acceptance of shares upon the expiration of the tender offer) within one year after such termination, then, within two business days of such termination in the case of clauses (A) and (B) or within two business days of such consummation in the case of clause (C), Tango (or the successor thereto) shall pay Twister by wire transfer in immediately available funds a fee of $8 million; provided, however, that for purposes of this Section 7.2(a), Third Party Transaction shall refer only to those transactions described in
Section 5.5(c)(i), (ii) and (iii) of this Agreement.

                 (b) If (A) Twister terminates this Agreement pursuant to clause (i) of Section 7.1(d), (B) Tango terminates this Agreement pursuant to clause (iii) or (iv) of Section 7.1(c) following receipt by Twister of a proposal for a Third Party Transaction (including a Superior Twister Proposal), or (C) either Tango or Twister terminates this Agreement pursuant to clause (i) or (iii) of Section 7.1(b) provided that prior to any Twister Meeting a proposal for a Third Party Transaction (including a Superior Twister Proposal) was received by Twister and such Third Party Transaction (or any revised transaction based upon such proposal for a Third Party Transaction) is consummated (including, in the case of a tender offer, acceptance of shares upon the expiration of the tender offer) within one year after such termination, then, within two business days of such termination in the case of clauses (A) and (B) or within two business days of such consummation in the case of clause (C), Twister (or the successor thereto) shall pay

Tango by wire transfer in immediately available funds a fee of $8 million; provided, however, that for purposes of this Section 7.2(b), Third Party Transaction shall refer only to those transactions described in Section 5.5(c)(i), (ii) and (iii) of this Agreement.

                 (c) Except as provided in this Section 7.2 or Section 8.3 or Section 8.4, in the event of the termination of this Agreement pursuant to
Section 7.1, this Agreement shall be void, there shall be no liability on the part of the parties or any of their respective officers or directors to the other and all rights and obligations of any party hereto shall cease; provided, however, that nothing herein shall relieve any party from liability for the wilful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, or from any obligation under the Confidentiality Agreement; provided, however, if either party has received the $8 million fee contemplated by Section 7.2(a) or (b), the party receiving such fee shall not assert or pursue in any manner, directly or indirectly, any claim or cause of action (other than pursuant to the Cross Option Agreement) against the party paying such fee or any of its officers or directors based in whole or in part upon its or their receipt, consideration, recommendation or approval of a proposal for a Third Party Transaction or the exercise of the right of the party paying such fee to terminate this Agreement under clause (i) of Section 7.1(c) or clause (i) of Section 7.1(d), as the case may be.


                                  ARTICLE VIII
                                 MISCELLANEOUS

         8.1 Amendment. Subject to the applicable provisions of state law, this Agreement may be amended by the parties hereto solely by action taken by their respective Boards of Directors at any time prior to the Effective Time; provided, however, that after the approval of the Merger by a party's stockholders, no amendment may be made which would reduce the amount or change the type of consideration into which each Twister Share shall be converted pursuant hereto. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         8.2 Waiver. At any time prior to the Effective Time, the parties hereto, by action taken by their respective Boards of Directors, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any documents delivered pursuant hereto, and (iii) waive compliance by the other party with any of the agreements or conditions herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No waiver by either party of any default with respect to any provision, condition or requirement hereof shall be deemed to be a waiver of any other provision, condition or requirement hereof; nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereunder.

         8.3 Survival. All representations, warranties and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate and be extinguished at the Effective Time or the earlier date of termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article I and Article II and in Sections 5.6, 5.7, 5.8, 5.17, 8.3 and 8.4 will survive the Effective Time indefinitely and those set forth in Sections 5.9, 7.2 and Article VIII will survive the termination of this Agreement indefinitely.

         8.4 Expenses and Fees. Subject to Section 7.2, whether or not the Merger is consummated, all costs and expenses incurred by the parties hereto in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses except as expressly provided herein and except that (i) the filing fee in connection with the HSR Act filing, (ii) the filing fee in connection with the filing of the Registration Statement or Proxy Statement with the Commission and (iii) the expenses incurred in connection with printing and mailing the Registration Statement and the Proxy Statement, shall be shared equally by Tango and Twister; provided, however that if the Merger is consummated, Tango may, at its option, pay Twister's expenses.

         8.5 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or facsimile, by registered or certified mail (postage prepaid, return receipt requested), or by a nationally recognized courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or, if sent by telecopy or facsimile, to the parties at the telecopier numbers specified below:

         If to Merger Sub or Tango:        Alternative Living Services, Inc.
                                           450 N. Sunnyslope Road, Suite 300
                                           Brookfield, Wisconsin  53005
                                           Attention:  William F. Lasky
                                           Telecopier:  (414) 789-6677

         With copies to:                   Rogers & Hardin LLP
                                           2700 International Tower, Peachtree
                                           Center
                                           229 Peachtree Street, N.E.
                                           Atlanta, Georgia  30303
                                           Attention:  Alan C. Leet, Esq.
                                           Telecopier:  (404) 525-2224

         If to Twister:                    Sterling House Corporation
                                           453 S. Webb Road, Suite 500
                                           Wichita, Kansas  67207
                                           Attention:  Timothy J. Buchanan
                                           Telecopier:  (316) 684-8948

         With copies to:                   Stroock & Stroock & Lavan LLP
                                           2029 Century Park East, Suite 1800
                                           Los Angeles, California  90067
                                           Attention: Richard S. Forman, Esq.
                                           Telecopier:  (310) 556-5959

         and                               Klenda, Mitchell, Austerman &
                                           Zuercher, L.L.C.
                                           1600 Epic Center
                                           301 N. Main Street
                                           Wichita, Kansas  67202
                                           Attention: Jeffrey D. Peier, Esq.
                                           Telecopier:  (316) 267-0333


         8.6 Headings. The headings contained in this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect the meaning or interpretation of this Agreement.

         8.7 Public Announcements. Twister and Tango shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby (other than statements in response to inquiries received with respect to this Agreement or the transactions contemplated hereby) and shall not issue any such press release or make any such public statement (other than statements in response to inquiries received with respect to this Agreement or the transactions contemplated hereby) without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by Law or any listing agreement with a national securities exchange to which Twister or Tango is a party if it has used reasonable efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner.

         8.8 Certain Definitions. For purposes of this Agreement, the term:

                 (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

                 (b) "business day" means any day other than a day on which banks in the State of New York are authorized or obligated to be closed;

                 (c) "control" (including the terms "controlled", "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

                 (d) "knowledge" or "known" shall mean, with respect to any matter in question, if an executive officer of Tango or Twister, as the case may be, has actual knowledge of such matter or, after reasonable diligence, should know of such matter;

                 (e) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act);

                 (f) "subsidiary" or "subsidiaries" of Tango, Twister, the Surviving Corporation or any other person, means any corporation, partnership, joint venture or other legal entity of which Tango, Twister, the Surviving Corporation or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity; and

         8.9 Entire Agreement. This Agreement (together with the Exhibits), the Cross Option Agreement and the Confidentiality Agreement constitute the entire agreement among the parties and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

         8.10 Assignment; Parties in Interest. This Agreement and all of the provisions hereof shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto by operation of law or otherwise. Except as set forth in Section 5.9 hereof, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

         8.11 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

         8.12 Invalidity; Severability. In the event that any provision of this Agreement shall be deemed contrary to law or public policy or invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions shall remain in full force and effect to the extent that such provisions can still reasonably be given effect in accordance with the intentions of the parties, and the invalid and unenforceable provisions shall be deemed, without further action on the part of the parties, modified, amended and limited solely to the extent necessary to render the same valid and enforceable. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

         8.13 Governing Law. The validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without reference to the conflict of laws principles thereof.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                 IN WITNESS WHEREOF, Tango, Merger Sub and Twister have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

 "TWISTER"                              "TANGO"
 STERLING HOUSE CORPORATION             ALTERNATIVE LIVING SERVICES, INC.


                                        By:  /s/ WILLIAM F. LASKY
                                             ----------------------------------
 By:  /s/ TIMOTHY J. BUCHANAN                Name:  William F. Lasky
      -----------------------------          Title: President and CEO
      Name:  Timothy J. Buchanan
      Title: President
                                        TANGO MERGER CORPORATION


                                        By: /s/ WILLIAM F. LASKY
                                            -----------------------------------
                                             Name:  William F. Lasky
                                             Title: President





                            [END OF SIGNATURE PAGE]